                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           MAXWELL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           [MAXWELL TECHNOLOGIES LOGO]



                           MAXWELL TECHNOLOGIES, INC.
                               9275 SKY PARK COURT
                               SAN DIEGO, CA 92123

                                 ---------------

                NOTICE OF THE 1998 ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 27, 1999

                                 ---------------

To the Shareholders of
Maxwell Technologies, Inc.

   The 1998 Annual Meeting of Shareholders of Maxwell Technologies, Inc., a Delaware corporation (the "Company"), will be held on January 27, 1999 at 10:00 A.M., local time, at the Coronado Marriott, 2000 Second Street, Coronado, California, for the following purposes, all as more fully set forth in the accompanying Proxy Statement:

   1. To elect two directors of the Company of Class III, to serve until the fiscal year 2001 annual meeting of shareholders and until their successors shall have been duly elected and qualified.

   2. To consider and approve an amendment to the Company's 1995 Stock Option Plan to increase the maximum number of shares reserved for options thereunder by 700,000 shares.

   3. To consider and approve an amendment to the Company's Director Stock Option Plan to increase the initial number of shares under options granted to a new director from 6,000 to 10,000 shares and the number of shares under options granted annually to continuing directors from 2,000 to 3,000 shares. This amendment will not increase the overall maximum number of shares reserved for options under the Director Stock Option Plan.

   4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on December 2, 1998 as the record date for determining shareholders entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof.

                                        By Order of the Board of Directors,


                                        Donald M. Roberts
                                        Secretary

Dated:  December _____, 1998

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                           MAXWELL TECHNOLOGIES, INC.

                               9275 SKY PARK COURT
                           SAN DIEGO, CALIFORNIA 92123

                                 ---------------

                   PROXY STATEMENT FOR THE 1998 ANNUAL MEETING
                 OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 1999

                                 ---------------

                               GENERAL INFORMATION

   This Proxy Statement is being mailed on or about December ___, 1998 to the shareholders of Maxwell Technologies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be used at the 1998 Annual Meeting of the Shareholders of the Company to be held on January 27, 1999 (the "Meeting") and any adjournment or adjournments thereof. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the shareholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Meeting and any adjournment or adjournments thereof.

   The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. In addition to the use of the mails, some of the Company's directors, officers and regular employees, without extra compensation, may solicit proxies by telephone, personal interview, or other means.

   A Summary Annual Report of the Company for the fiscal year ended July 31, 1998 ("fiscal 1998") is being mailed to shareholders concurrently with the mailing of this Notice of Annual Meeting and Proxy Statement. The Summary Annual Report contains, among other things, summary financial information regarding the Company and a discussion of developments in the Company's business during fiscal 1998. In addition, there is included as an Appendix to this Proxy Statement complete financial statements of the Company for fiscal 1998 together with the report of the Company's independent auditors thereon. The Appendix also contains certain additional financial and related information regarding the Company.

                                  VOTING RIGHTS

   The close of business on December 2, 1998 (the "Record Date") has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the Meeting and any adjournment or
adjournments thereof. On the Record Date, there were outstanding       shares of
the Company's Common Stock, $.10 par value ("Common Stock"), all of one class and all of which are entitled to be voted at the Meeting. Holders of such issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

   A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In matters other than the election of directors, abstentions are counted in the tabulation of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. With regard to the election of directors, the nominees who receive the greatest number of votes at the 1998 Annual Meeting will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company, and
(iv) all directors and executive officers of the Company as a group. Information for the officers and directors is as of September 30, 1998, and information for the institution shown in the table is as of the most recent date such information has been provided or is available to the Company. The address for each individual is 9275 Sky Park Court, San Diego, CA 92123.

                                                           SHARES OF COMMON
                                                          STOCK BENEFICIALLY
                                                            OWNED (1)(2)(3)
             NAME AND ADDRESS OF                       ------------------------
               BENEFICIAL OWNER                        NUMBER           PERCENT
---------------------------------------------          -------          -------
FMR Corp. (4) ...............................          884,843            10.5%
  82 Devonshire Street
  Boston, Massachusetts 02109
Kenneth F. Potashner ........................          224,742             2.6%
Thomas L. Horgan ............................           28,713              *
Gregg L. McKee ..............................           11,762              *
Walter P. Robertson .........................           29,212              *
Donald M. Roberts ...........................           16,161              *
Alan C. Kolb ................................           96,496             1.1%
Carlton J. Eibl .............................              -0-              --
Mark Rossi ..................................              -0-              --
Karl M. Samuelian ...........................           23,174              *
All directors and executive officers as
a group (12 persons) ........................          480,338             5.6%


----------

  * Less than one percent.

(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in the table or included in filings with the Securities and Exchange Commission. The Company understands that each individual person has sole voting and investment power for shares beneficially owned by him, subject to community property laws where applicable.

(2) Shares of Common Stock subject to options which are currently exercisable or exercisable within 60 days of September 30, 1998, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 8,456,096 shares of Common Stock outstanding on September 30, 1998.

(3) Shares of Common Stock beneficially owned include options exercisable within 60 days of September 30, 1998 to purchase 47,303 shares granted to Mr. Potashner, 26,700 shares granted to Mr. Horgan, 3,000 shares granted to Mr. McKee, 16,012 shares granted to Mr. Robertson, 8,400 shares granted to Mr. Roberts and 21,334 shares granted to Mr. Samuelian, and options to purchase 159,149 shares granted to all directors and officers as a group.

(4) As reported in its October 31, 1998, Schedule 13G., FMR Corp. has sole voting power over 62,200 of such shares, shared voting power over none of such shares, and sole dispositive power over all 884,843 such shares.


                              ELECTION OF DIRECTORS

   The Board of Directors of the Company is divided into three classes, with the terms of office of each class ending in successive years. The terms of the directors currently serving in Class III expire with this Annual Meeting of Shareholders. The directors in Class I and Class II will continue in office until their terms expire at the 1999 and 2000 Annual Meeting of Shareholders, respectively. Each director elected in Class III at the Meeting will hold office for a term expiring at the 2001 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

   Holders of Common Stock are entitled to cast one vote for each share held for each of two nominees for director in Class III. The two nominees receiving the greatest number of votes will be elected directors of the Company in Class III. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the two nominees named below. While the Company has no reason to believe that either of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for the other nominee and for such substitute nominee as may be selected by the Board of Directors.

   Set forth below is certain information regarding the nominees for director and the other directors of the Company who will continue in office for terms extending beyond the Meeting.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                             PERIOD SERVED AS A DIRECTOR,
                                          POSITIONS AND OTHER RELATIONSHIPS
                                           WITH THE COMPANY, AND BUSINESS
    NAME AND AGE                                    EXPERIENCE
    ------------                                    ----------
Karl M. Samuelian, 66              Mr. Samuelian has been a director of the
(Class III)                        Company since 1967 and served as Secretary
                                   from that time until June, 1996. From 1978 to
                                   June, 1980, he also held the office of
                                   Chairman of the Board of the Company. For
                                   more than five years, Mr. Samuelian has been
                                   a shareholder in the law firm of Parker,
                                   Milliken, Clark, O'Hara & Samuelian, A
                                   Professional Corporation, and a partner in
                                   the predecessor law partnership.

Carlton J. Eibl, 38                Mr. Eibl was appointed a director in July,
(Class III)                        1998. Since 1997, Mr. Eibl has served as
                                   chief executive officer of Mycogen,
                                   Corporation, a diversified agribusiness and
                                   biotechnology company. Mr. Eibl joined
                                   Mycogen in 1993 as executive vice president
                                   and general counsel. In 1995, he took on
                                   additional responsibility for finance, and
                                   later that year was appointed president and
                                   chief operating officer.

                         DIRECTORS CONTINUING IN OFFICE

                                              PERIOD SERVED AS A DIRECTOR,
                                          POSITIONS AND OTHER RELATIONSHIPS
                                            WITH THE COMPANY, AND BUSINESS
      NAME AND AGE                                    EXPERIENCE
      ------------                                    ----------
Kenneth F. Potashner, 41           Mr. Potashner has served as a director since
(Class I)                          April, 1996 and as Chairman since April,
                                   1997. From the time he joined the Company in
                                   April, 1996 until November, 1998, he served
                                   Maxwell as President, Chief Executive Officer
                                   and Chief Operating Officer. In November,
                                   1998, Mr. Potashner was named chief executive
                                   officer of S3 Incorporated, a manufacturer of
                                   embedded graphics accelerator chips. From
                                   1991 through 1994, he was Vice President,
                                   Product Engineering, for Quantum Corporation.
                                   From 1994 to April of 1996, he served as
                                   Executive Vice President, Operations, of
                                   Conner Peripherals.

Thomas L. Horgan, 39               Mr. Horgan joined the Company in June, 1996
(Class I)                          as Vice President, Business Development and
                                   was elected a director in January of 1997. In
                                   November, 1998 Mr. Horgan was appointed
                                   interim Chief Executive Officer. From 1995
                                   until joining Maxwell, he was Vice President,
                                   Customer Service, for Conner Peripherals and
                                   from 1993 to 1995 served as Director,
                                   Customer Service for Quantum Corporation.
                                   From 1991 to 1993, Mr. Horgan served as
                                   European Information Security Center Manager
                                   for Digital Equipment Corporation.

Mark Rossi, 42                     Mr. Rossi was appointed a director of the
(Class II)                         Company in November, 1997 and elected to a
                                   full term at the Company's Annual
                                   Shareholder's Meeting in January, 1998. Mr.
                                   Rossi is a Senior Managing Director of
                                   Cornerstone Equity Investors, L.L.C., a New
                                   York-based private equity firm with assets
                                   under management in excess of $1 billion.
                                   Prior to the formation of Cornerstone Equity
                                   Investors in 1996, Mr. Rossi was President of
                                   Prudential Equity Investors, Inc. Mr. Rossi's
                                   industry focus is on technology-related and
                                   consumer products companies. He is a member
                                   of the Board of Directors of International
                                   Manufacturing Services, Inc. and StorMedia,
                                   Inc., and MCMS Inc. as well as several
                                   privately-held companies.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

   The Board of Directors of the Company held a total of twelve regular and special meetings during fiscal 1998. All directors continuing in office attended more than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings of all committees of the Board on which he served.

   The Board of Directors has an Audit Committee, the function of which is to assist the full Board in fulfilling its responsibilities with respect to corporate accounting, auditing and reporting practices. In performing such function, the Audit Committee maintains a direct line of communication with the Company's independent auditors. This committee held three meetings during fiscal 1998, and its current members who are continuing, or nominated to continue, in office are Messrs. Rossi, Eibl and Samuelian.

   The Board also has a Compensation Committee which authorizes and reviews officers' compensation. This committee held two meetings during fiscal 1998, and its current members who are continuing, or nominated to continue, in office are Messrs. Samuelian and Rossi.

   The Board also has an Executive Committee empowered to act on behalf of the Board in appropriate circumstances. The current members of the Executive Committee who are continuing in office are Messrs. Potashner, Eibl and Rossi. The Board has no separately designated Nominating Committee.

COMPENSATION OF DIRECTORS

   Each director of the Company (other than Mr. Potashner and Mr. Horgan who receive no compensation other than that received as officers of the Company) receives compensation of $6,250 per quarter and $1,000 per Board and Committee meeting attended ($500 per Board or Committee telephonic meeting in which such director participates).

   The Company maintains the Maxwell Technologies, Inc. Director Stock Option Plan (the "Director Option Plan") which authorizes the granting of ten-year options to purchase an aggregate of 264,600 shares of the Company's Common Stock to non-employee directors of the Company during the ten-year term of the Director Option Plan which expires in 1999. Under the Director Option Plan prior to the amendment submitted for approval at the Meeting, each eligible director automatically received options to purchase 6,000 shares of Company Common Stock on the first business day following such director's initial Annual Shareholders' Meeting of the Company, and options to purchase 2,000 shares following subsequent Annual Shareholders' Meetings. Under the amendment to such plan approved by the Board, subject to shareholder approval, these grants would be increased to 10,000 shares after the initial Annual Shareholder's Meeting and 3,000 shares annually thereafter. (See "PROPOSAL TO AMEND THE COMPANY'S DIRECTOR STOCK OPTION PLAN" below.) The option price per share is the fair market value based on the public trading price of such shares on the date of grant. Options granted to directors vest in full on the first anniversary of the date of grant.

   The Company maintains the Maxwell Technologies, Inc. 1994 Director Stock Purchase Plan (the "Director Purchase Plan"), under which directors, other than those who are full-time employees of the Company, have the opportunity to purchase directly from the Company shares of Common Stock at 100% of the public trading price of the shares. An aggregate of 100,000 shares have been authorized for purchase by directors under the plan. The Director Purchase Plan authorizes purchases by eligible directors from and after January 1, 1995, the effective date of the plan, until the earlier of ten years thereafter or the issuance of all shares authorized for purchase _____________ shares remain available for purchase under the Director Purchase Plan.


                       PROPOSAL TO AMEND TO THE COMPANY'S
                             1995 STOCK OPTION PLAN

   The Board of Directors has adopted, subject to shareholder approval, an amendment to the Maxwell Technologies, Inc. 1995 Stock Option Plan (the "1995 Plan") which provides for an increase of 700,000 shares in the number of shares of the Company's Common Stock authorized for grant of options to purchase such shares to key employees of the Company and its subsidiaries, including officers and directors who are also employees.

   On November 18, 1998, the date on which the Board of Directors adopted the proposed amendment, only 21,390 shares remained available for grant under the 1995 Plan. On that date the Board amended the Plan, subject to shareholder approval, to add 700,000 shares authorized for the grant of options. After this amendment, the maximum number of shares authorized under the 1995 Plan for grant of options is 1,990,000 shares. A total of _______________ shares are currently subject to outstanding options.

   The Board of Directors of the Company believes that the Company's ability to grant employee stock options plays a critical role in the ability of the Company to attract and retain key employees by affording them an opportunity to acquire a proprietary interest in the Company. The Company has undergone significant growth in its business operations in the last two years, with a resultant expansion of the employee base from under 500 to nearly 1,000 employees. A critical part of this growth has been the Company's ability to recruit key managers, technical and sales and marketing staff and others needed to sustain the growth environment in a successful fashion. The Board believes that the Company's ability to offer equity incentives is crucial to its ability to attract and retain such key individuals.


TERMS AND CONDITIONS OF THE PLAN

   The 1995 Plan authorizes the granting to key employees during the period commencing on October 24, 1995, the date of adoption of the 1995 Plan by the Board of Directors of the Company, and concluding on the tenth anniversary thereof, of stock options to purchase shares of the Company's Common Stock. Prior to the proposed amendment, the maximum number of shares available for options granted under the 1995 Plan was 1,290,000 shares. The 1995 Plan provides the flexibility for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not so qualify, referred to as "non-qualified stock options."

   The 1995 Plan is administered by the Board of Directors of the Company or, at the discretion of the Board, by a Stock Option Committee appointed by the Board (the "Committee"). The Board of Directors of the Company has delegated the authority to administer the 1995 Plan to such a Committee. Subject to the provisions of the 1995 Plan, the Committee has the authority to determine the employees to whom and the times at which options are granted, the price and terms of and the number of shares covered by each option, and whether it is intended to be an incentive stock option or a non-qualified stock option.

   The number of shares subject to incentive stock options which may become exercisable by any one individual for any calendar year is limited to a dollar value of $100,000 (measured by the fair market value of the shares on the date of grant). Any options becoming exercisable in excess of such limit in any calendar year will be non-qualified stock options.

   The purchase price of shares with respect to which an option is granted under the 1995 Plan and the terms covering payment of such purchase price are determined by the Committee in its sole discretion, but such price may not be less than 100% of the fair market value of the shares on the date the option is granted, as such fair market value is determined in good faith. In the event, however, that an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the purchase price of shares with respect to which such option is granted must be at least 110% of the fair market value of the shares on the date of grant.

   Options granted under the 1995 Plan are exercisable in such increments and at such times as the Committee shall specify, provided that in the event of a "change in control" of the Company, as defined in the Plan, options will become fully exercisable. In addition, no incentive stock option may be exercised after the expiration of ten years from the date of grant, or five years from the date of grant with respect to options granted to an employee who owns more than 10% of the outstanding shares of the Company's stock. No non-qualified stock option may be exercised more than eleven years after the date of grant. Shares covered by the unexercised portion of any terminated or expired option may again be the subject of further options under the 1995 Plan.

   Upon any exercise of an option granted under the 1995 Plan, the purchase price of the shares purchased upon such exercise shall be paid in full (i) in cash, (ii) by delivery to the Company of shares of its Common Stock having a fair market value equal to the purchase price or (iii) by a combination of cash and stock. The fair market value of shares of the Company's Common Stock delivered in full or partial payment of the exercise price of an option will be determined by the Committee as of the date of exercise in the same manner by which the fair market value of shares of the Company's Common Stock is determined on the date of grant of an option.

   The Company will receive no consideration upon the grant of any option under the 1995 Plan. Cash proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the 1995 Plan constitute general funds of the Company which may be used for general corporate purposes.

   Under the 1995 Plan, if an optionee's employment with the Company is terminated for any reason, the number of shares purchasable under any option granted thereunder held by such optionee is limited to the number of shares which are purchasable by him at the date of such termination. If termination of employment occurs for any reason other than such optionee's death, the option will expire unless exercised by him within sixty days after the date of such termination. If termination of employment occurs by reason of death, the option will expire unless exercised by the optionee's successor within one year after the date of death.

   Options granted under the 1995 Plan are exercisable only by the optionee during such optionee's and are not transferable except by will or the laws of descent and distribution.

   In the event of any change in the Common Stock by reason of recapitalization, reclassification, stock split, combination of shares, stock dividend, or like capital adjustment, the 1995 Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number, class and kind of shares available for option grants under the 1995 Plan or subject to outstanding options thereunder and also make appropriate adjustments in the per share exercise price of outstanding options.

   In the event of the merger, consolidation or other reorganization of the Company, or in the event of any dissolution or liquidation of the Company, the 1995 Plan provides that the Board of Directors shall elect either to (i) appropriately adjust the number, class, kind and exercise price of shares subject to all outstanding options thereunder and shares which may become subject to options granted thereafter, or (ii) terminate the 1995 Plan and any options theretofore granted thereunder, subject to the right of optionees under the 1995 Plan to exercise, in whole or in part (including the portions of options which may not otherwise have been exercisable due to any insufficient passage of time), their options during a period of not less than thirty days following notification by the Company of the event causing such termination.

   The 1995 Plan may be amended, suspended or terminated by the Board of Directors of the Company at any time, except that no amendment, suspension or termination may affect, without his consent, any right or obligation of an optionee under an option theretofore granted to him, and except that no amendment made without shareholder approval shall (i) increase the maximum number of shares for which options may be granted (except pursuant to adjustments of the types described above), (ii) change the provisions relating to the expiration dates of options, (iii) change the provisions relating to the establishment of the option price (except pursuant to adjustments of the types described above), or (iv) change the expiration date of the 1995 Plan. No options may be granted under the 1995 Plan after its termination on October 24, 2005.

FEDERAL INCOME TAX CONSEQUENCES

   Incentive Stock Options. No federal income tax consequences result from the grant of an incentive stock option, and generally the exercise of an incentive stock option will not result in the recognition of income by an optionee. If an optionee satisfies certain holding period requirements for shares acquired upon the exercise of an incentive stock option, the full amount of his gain upon the sale of such shares (measured by the difference between the amount of his proceeds of sale less the exercise price) will normally be treated as long-term capital gain. The Company will not be entitled to any deduction under such circumstances.

   Non-Qualified Options. No federal income tax consequences result from the grant of a non-qualified stock option. Generally, an optionee will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the difference between the fair market value of the shares acquired on the date the option is exercised and the aggregate exercise price for such shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a non-qualified stock option.

   The preceding discussion under the heading "Federal Income Tax Consequences" is based on federal tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1995 Plan.

VOTE REQUIRED FOR APPROVAL

   Approval of the proposed amendment to the 1995 Plan by the shareholders of the Company will require the affirmative vote of a majority of the shares of Common Stock present and represented at the Meeting.

   THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN.


                         PROPOSAL TO AMEND THE COMPANY'S
                           DIRECTOR STOCK OPTION PLAN

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Maxwell Technologies, Inc. Director Stock Option Plan (the "Director Option Plan") which increases the number of shares under options granted to each director following the Annual Shareholder's Meeting at which such individual is first elected to the Board from 6,000 to 10,000 shares, and increases the number of shares under options granted to continuing directors on the day following each Annual Shareholder's Meeting from 2,000 to 3,000 shares. The amendment also provides for a one-time grant of options covering 4,000 shares on the day following the Meeting, to continuing directors who received options for 6,000 shares when they first joined the Board. Only directors Samuelian and Rossi will receive this one-time grant. This amendment does not increase the overall maximum number of shares subject to options under the Plan, which remains at a total of 264,600 shares.

     The Board of Directors believes that the Director Option Plan provides an important incentive to attract qualified individuals to serve as members of the Board. In particular, the Company has, during the last two years, undergone a significant change in management and a reorganization of its operating businesses to accelerate the commercialization of its technologies. Likewise, the Board has undergone significant change in its membership to align the skills and experience of the directors with the orientation of the Company towards large commercial markets for its products and services. Increasing the option grants for directors will assist the Board in attracting and retaining members with the background and experience necessary to assist the Company in achieving its strategic goals.

TERMS AND CONDITIONS OF THE PLAN

     The Director Option Plan authorizes the granting during the period commencing on August 17, 1989, the date of its adoption by the Board of Directors of the Company, and concluding on the tenth anniversary thereof, of stock options to purchase an aggregate of 264,600 shares of the Company's Common Stock. Persons who are incumbent directors of the Company who are not at the time employees of the Company or any subsidiary of the Company are the only persons eligible to participate in the

Director Option Plan. As of the date of this Proxy Statement options to purchase a total of 75,696 shares are outstanding under the Director Option Plan, and 109,674 are available for future grant.

     The Director Option Plan is administered by the Board of Directors of the Company which has the authority, subject to the terms of the Director Option Plan, to prescribe, amend and rescind rules and regulations pertaining to the Plan and the administration thereof. The Director Option Plan provides that each non-employee director will automatically receive annual grants of options to purchase 2,000 shares (3,000 shares under the proposed amendment) of the Company's Common Stock on the first business day following the scheduled organizational meeting of the Board of Directors of the Company (which is the first meeting of the Board following the Company's Annual Meeting of Shareholders), provided that any eligible director on the date of any such annual grant who was not a member of the Board of Directors on the date of the preceding grant of options under the Director Option Plan and who was not an employee of the Company at any time after the date of such preceding grant will receive an initial grant of options to purchase 6,000 shares (10,000 shares under the proposed amendment) of the Company's Common Stock.

     The purchase price of shares covered by an option granted under the Director Option Plan is the fair market value (as defined in the Plan) of the Company's Common Stock on the date of grant of the option. Generally, fair market value is defined as the closing selling price for such stock in the public trading market on the date of grant.

     Each option granted under the Director Option Plan becomes exercisable in full on the first anniversary of the date on which it was granted ("Vested Options"), provided that no such option may be exercised after the expiration of ten years from the date of grant. Shares covered by the unexercised portion of any terminated or expired option may again be the subject of further options under the Director Option Plan.

     Upon any exercise of an option granted under the Director Option Plan, the purchase price of the shares purchased upon such exercise shall be paid in full
(i) in cash, (ii) by delivery to the Company of shares of its Common Stock having a fair market value equal of the purchase price or (iii) by a combination of cash and stock. The fair market value of shares of the Company's Common Stock delivered in full or partial payment of the exercise price of an option will be determined by the Board of Directors as of the date of exercise in the same manner by which the fair market value of shares of the Company's Common Stock is determined on the date of grant of an option.

     The Company receives no consideration upon the grant of any option under the Director Option Plan. Cash proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the Director Option Plan constitute general funds of the Company which may be used for general corporate purposes.

     Under the Director Option Plan, if an optionee's service as a director of the Company is terminated for any reason, the number of shares that may be purchased is limited to the shares subject to Vested Options. If termination of service as a director occurs by reason of death, the option will expire unless exercised by the optionee's successor within one year after the date of death.

     Options granted under the Director Option Plan are exercisable only by the optionee during such optionee's lifetime and are not transferable except by will or the laws of descent and distribution.

     In the event of any change in the Common Stock by reason of recapitalization, reclassification, stock split, combination of shares, stock dividend, or like capital adjustment, the Director Option Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number, class and kind of shares available for option grants under the Director Option Plan or subject to outstanding options thereunder and also make appropriate adjustments in the per share exercise price of outstanding options.

     In the event of the merger, consolidation or other reorganization of the Company, or in the event of any dissolution or liquidation of the Company, the Director Option Plan provides that the Board of Directors shall elect either to
(i) appropriately adjust the number, class, kind and exercise price of shares subject to all outstanding options thereunder and shares which may become subject to options granted thereafter, or (ii) terminate the Director Option Plan and any options theretofore granted thereunder, subject to the right of optionees under the Director Option Plan to exercise, in whole or in part (including the portion of options which may not otherwise have been exercisable due to any insufficient passage of time), their options during a period of not less than thirty days following notification by the Company of the event causing such termination.

     The Director Option Plan may be amended, suspended or terminated by the Board of Directors of the Company at any time, except that no amendment of the Plan may, without shareholder approval, change the number of shares subject to the Plan (except pursuant to adjustments of the types described above), change the designation of the class of directors eligible to receive options or materially increase the benefits accruing to participants under the Plan. The Board of Directors of the Company also has the right to modify, extend or renew outstanding options granted under the Director Option Plan or to authorize the grant of new options in substitution therefor, provided that no such action may affect, without his consent, any right or obligation of an optionee under an option previously granted to him and except that no such power shall be exercised in a manner which would adversely affect the qualification of the Director Option Plan or any other stock related plan of the Company under Rule 16b-3 under the Securities Exchange Act of 1934. No options may be granted under the Director Option Plan after its termination on August 16, 1999.

FEDERAL TAX CONSEQUENCES

     Options granted under the Director Option Plan will not constitute "incentive stock options" as defined in the Internal Revenue Code of 1986, as amended, but rather will constitute "non-qualified" options. No federal income tax consequences result from the grant of a non-qualified stock option. Generally, an optionee will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the difference between the fair market value of the shares acquired on the date the option is exercised and the aggregate exercise price for such shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a non-qualified stock option. The preceding discussion is based on federal tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the Director Option Plan.

VOTE REQUIRED FOR APPROVAL

     Approval of the proposed amendment to the Director Option Plan by the shareholders of the Company will require the affirmative vote of a majority of the shares of Common Stock present and represented at the Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S DIRECTOR STOCK OPTION PLAN.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

   The following table sets forth certain summary information concerning the compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus for fiscal 1998 exceeded $100,000, for services rendered to the Company and its subsidiaries in all capacities during that fiscal year. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for fiscal 1998 has resigned or otherwise terminated employment during fiscal 1998.

SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                                        --------------------------
                                                                                                      STOCK OPTION
                                                       ANNUAL COMPENSATION (1)          RESTRICTED     GRANTS (4)
                                                ------------------------------------      STOCK         (NO. OF       ALL OTHER
      NAME AND POSITION             YEAR         SALARY        BONUS        OTHER(2)     AWARDS(3)       SHARES)    COMPENSATION(5)
                                  --------      --------      --------      --------    -----------   ------------  ---------------
Kenneth F. Potashner (6),(7)          1998      $469,877      $495,009      $  4,038         $ -0-       200,000      $170,000
   Chairman,                          1997       400,004       400,000         2,850       190,000        50,000       361,031
   Chief Executive                    1996        93,847       100,000           -0-       645,105       177,960        44,000
   Officer, President,
   Chief Operating
   Officer, Director

Thomas L. Horgan (6),(7)              1998       192,123        86,051         3,000           -0-         2,000        50,000
   Vice President,                    1997       180,083        81,630           -0-           -0-         9,000        19,254
   Director                           1996        19,615           -0-           -0-           -0-        60,000           -0-

Gregg L. McKee (6)                    1998       197,242       108,724         8,286           -0-         2,000        35,439
   Vice President                     1997       167,990        82,617           -0-           -0-        10,000        49,863
                                      1996           -0-           -0-           -0-           -0-        60,000           -0-

Walter P. Robertson (6)               1998       175,349        83,400         7,153           -0-         2,000           -0-
   Vice President                     1997       165,713        69,228           -0-           -0-        69,000           -0-

Donald M. Roberts                     1998       165,978        96,513         4,990           -0-         2,000           -0-
   General Counsel &                  1997       158,111        78,606         4,671           -0-         8,000           -0-
   Secretary                          1996       150,010           -0-           346           -0-        10,000           -0-

----------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company's Savings Plan and Deferred Compensation Plan.

(2) Amounts in this column consist of matching contributions made by the Company under its Savings Plan. They do not include the dollar value of certain perquisites and other personal benefits, securities or property the recipient received as personal benefits. Although such amounts cannot be determined precisely, the Company has concluded that the aggregate amount thereof does not exceed as to any of the named individuals the lesser of $50,000 and 10% of the total salary and bonus paid to such individual for fiscal 1998.

(3) Mr. Potashner was awarded 10,000 shares of restricted stock in fiscal 1997 and 177,960 shares of restricted stock in fiscal 1996, which restricted shares vest 25% one year after grant and each month thereafter an additional 1/48 of the total number of shares granted become vested. Mr. Potashner has full voting power and dividend rights with respect to all of the restricted stock. At July 31, 1998, Mr. Potashner held a total of 123,437 shares of such restricted stock having a value based on the closing price of the Company's Common Stock on that date of $3,101,000.

(4) Options shown in this column are options to purchase shares of Common Stock of Maxwell Technologies, Inc. granted under the Company's 1995 Stock Option Plan. Each individual in the table also received options in fiscal 1997 to purchase common stock in five of the Company's operating subsidiaries as follows: Mr. Potashner - 100,000 shares in each of Maxwell Energy Products, Inc. ("Energy Products"), I-Bus, Inc. ("I-Bus"), Maxwell Technologies Systems Division, Inc. ("Systems") and Maxwell Information Systems, Inc. ("Information Systems"); Mr. Horgan - 33,750 shares in Pure Pulse Technologies, Inc. ("PurePulse") and 37,500 shares in each of Energy Products, I-Bus, Systems and Information Systems; Mr. McKee - 125,000 shares in Energy Products, 22,500 shares in PurePulse and 25,000 shares in each of I-Bus, Systems and Information Systems; Mr. Robertson - 100,000 shares in Systems, 22,500 shares in PurePulse and 25,000 shares in each of Energy Products, I-Bus and Information Systems; and Mr. Roberts - 33,750 shares in PurePulse and 37,500 shares in each of Energy Products, I-Bus, Systems and Information Systems. In addition, Mr. Potashner received options in fiscal 1996 to purchase 150,000 shares of PurePulse common stock.

(5) For Mr. Potashner, represents amounts paid or accrued in fiscal 1996 for consulting activities; in fiscal 1997 for relocation expenses including certain carrying and sale-related costs for his former residence, and related tax offset payments; and in fiscal 1998 for certain non-qualified retirement benefits. For Mr. Horgan, the fiscal 1998 amount is a hiring bonus in the form of a loan from the Company which was forgivable two years after Mr. Horgan's fiscal 1996 hire date. For Mr. Horgan for fiscal 1996, and Mr. McKee for fiscal years 1997 and 1996, the amounts are reimbursements of relocation expenses (including reimbursement of brokerage commissions on the sale of a residence).

(6) Mr. Potashner and Mr. Horgan were hired as executive officers in fiscal 1996. Mr. McKee and Mr. Robertson were hired as executive officers in fiscal 1997.

(7) In November, 1998, Mr. Potashner stepped down from his positions of Chief Executive Officer, President and Chief Operating Officer and Mr. Horgan was appointed interim Chief Executive Officer. Mr. Potashner continues as Chairman, with an on-going executive role with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table shows information on grants of options to purchase stock of the Company pursuant to the 1995 Stock Option Plan to the Named Executive Officers. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options at the end of the five and ten year option terms if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed values may not reflect actual value at the times indicated.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF
                                          PERCENTAGE OF                                                 STOCK PRICE
                                          TOTAL OPTIONS                                               APPRECIATION FOR
                                            GRANTED TO         EXERCISE                                  OPTION TERM
                             OPTIONS       EMPLOYEES IN          PRICE         EXPIRATION       ---------------------------
        NAME               GRANTED (1)      FY 1998 (2)       (PER SHARE)        DATE               5%               10%
---------------------      -----------    --------------      -----------      ----------       ----------       ----------
Kenneth F. Potashner          100,000            16.91%       $    25.88       12/10/2007       $1,627,260       $4,123,810
                              100,000            16.91%            24.63       07/28/2008        1,548,650        3,924,590

Thomas L. Horgan                2,000             0.34%            25.88       12/10/2007           32,550           82,480

Gregg L. McKee                  2,000             0.34%            25.88       12/10/2007           32,550           82,480

Walter P. Robertson             2,000             0.34%            25.88       12/10/2007           32,550           82,480

Donald M. Roberts               2,000             0.34%            25.88       12/10/2007           32,550           82,480

----------

(1) These options are either incentive stock options or non-qualified stock options and were granted at a purchase price equal to the fair market value of the underlying Company Common Stock based on the closing trading price of such stock on the date of grant. The options have a term of ten years. The increments in which the options are exercisable are determined by the committees which administer the plans.

(2) Total options include options covering 14,000 shares of Company Common Stock granted in fiscal 1998 to directors of the Company under the Director Stock Option Plan.

FISCAL YEAR END OPTION VALUES

   Shown below is information on each Named Executive Officer with respect to
(i) the value of stock options exercised by such person in fiscal 1998, measured in terms of the closing price of the Company's Common Stock on the date of exercise, and (ii) the value of unexercised options to purchase the Company's Common Stock held by such person granted in fiscal 1998 and prior years under the Company's 1995 or 1985 Stock Option Plans, measured in terms of the closing price of the Company's Common Stock on July 31, 1998.


                                                                    NUMBER OF UNEXERCISED                VALUE OF UNEXERCISED
                             SHARES                                    OPTIONS HELD AT                  IN-THE-MONEY OPTIONS AT
                            ACQUIRED                                  JULY 31, 1998 (1)                   JULY 31, 1998 (1)
                           ON EXERCISE          VALUE          -------------------------------     -------------------------------
        NAME             (NO. OF SHARES)       REALIZED        EXERCISABLE       UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
--------------------     ---------------       --------        -----------       -------------     -----------       -------------
Kenneth F. Potashner            42,880        $  866,338            39,429           311,651        $  650,902        $1,859,633

Thomas L. Horgan                12,000           267,000            26,700            32,300           498,188           518,438

Gregg L. McKee                  13,000           256,750            21,000            33,000           338,625           468,375

Walter P. Robertson             18,000           467,910             4,626            48,374           127,695           773,402

Donald M. Roberts               10,000           235,000             8,400            11,600           134,250           112,000

----------

(1) Does not include options held by the Named Executive Officers to purchase shares of common stock in five of the Company's operating subsidiaries under the stock option plans of such subsidiaries. All options held by these individuals under such subsidiary stock option plans were granted in fiscal 1997, except for options to purchase 150,000 shares of common stock of the Company's PurePulse Technologies, Inc. subsidiary granted to Mr. Potashner in fiscal 1996, and are described in footnote (4) to the Summary Compensation Table. With the exception of Mr. Potashner's PurePulse options, of which 90,000 shares were exercisable, 25% of such subsidiary options described in said footnote (4) were exercisable within 60 days of July 31, 1998. No public market exists for the common stock of any of the Company's subsidiaries. For purposes of the above table, no value has been attributed to the subsidiary stock options.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a line graph comparing the five year cumulative total return to shareholders on the Company's Common Stock with the five year cumulative total return on the NASDAQ and a peer group of comparable companies identified therein.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG MAXWELL TECHNOLOGIES, INC., NASDAQ, AND INDUSTRY PEER GROUP
                         YEARS ENDING JULY 31, 1993-1998


                              [PERFORMANCE GRAPH]


                                             Cumulative Total Return
                                             -----------------------
                                         7/93     7/94      7/95      7/96      7/97      7/98

MAXWELL TECHNOLOGIES, INC.               100.00   66.63     58.56     105.00    375.58    405.87
PEER GROUP                               100.00   107.92    181.78    132.17    183.52    137.55
NASDAQ STOCK MARKET (U.S. & FOREIGN)     100.00   102.70    142.55    154.47    227.88    266.87



        ASSUMES $100 INVESTED 7/31/93 IN MAXWELL TECHNOLOGIES, INC. COMMON STOCK, NASDAQ, AND INDUSTRY PEER GROUP (DIVIDENDS REINVESTED). INDUSTRY PEER GROUP INCLUDES: CALIFORNIA MICROWAVE, COHERENT, INC., CUBIC CORPORATION, ILC TECHNOLOGY, INC., KAMAN CORPORATION CLA, TITAN CORPORATION AND WATKINS- JOHNSON.

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

   As described in more detail below, the Company's executive compensation consists of three principal components--base salary and annual incentive compensation as determined by the Compensation Committee of the Board of Directors and stock option awards as determined by the Stock Option Committee of the Board of Directors. During fiscal 1998, the Compensation Committee also acted as the Stock Option Committee.

   The compensation policies of the Company are designed to set its executive compensation, including salary and short-term and long-term incentive programs, at a level consistent with amounts paid to executive officers of companies of similar size and business orientation and consistent with marketplace requirements to attract and retain management personnel with the experience and background to drive the commercialization of the Company's technologies. In this regard, the compensation policies of the Company are particularly designed to link executive officer bonus compensation to the Company's performance in the short-term and to emphasize compensation from equity, primarily employee stock options, for long-term incentives.

   The Company's policy is to qualify executive compensation to be deductible under applicable provisions of the Internal Revenue Code of 1986. However, in hiring the Company's Chief Executive Officer in 1996, a key component of the compensation package for Mr. Potashner was the grant of restricted stock which vests over a period of years. Although this component may not fully qualify for deductibility under such provisions, the Board concluded that inclusion of this element of compensation was an important factor in the Company's ability to secure Mr. Potashner's services and was therefore in the Company's best interest.

   The three principal components of the Company's executive compensation are as follows:

(1) Base Salary. Base salary is intended to be set at a level consistent with amounts paid to executive officers of companies of comparable size and business areas and generally reflective of the performance of the Company and the individual. Salaries for executive officers are reviewed on an annual basis. Base salary (and annual incentive bonus compensation) for Mr. Potashner through fiscal 1998 is set forth in Mr. Potashner's employment agreement discussed below.

(2) Annual Incentive Compensation. The Company met the revenue and earnings per share target in fiscal 1998 for target bonus payout to executive officers, and other than for the CEO, bonuses of about 50% of base compensation were paid; the determination of the exact percentage was at the discretion of the CEO. Pursuant to his employment contract described below and based on meeting the revenue and earnings targets, Mr. Potashner received a bonus of $495,000, or 100% of his base compensation, for fiscal 1998. For fiscal 1999, the Compensation Committee adopted a bonus plan for executive officers similar to that in fiscal 1998, with a range of new revenue and earnings per share performance targets established.

(3) Long Term Incentive Compensation/Stock Options. The Company's long-term incentive program consists of a stock option program pursuant to which the Chief Executive Officer and other executive officers (as well as other key employees) are periodically granted stock options at the then fair market value of the Company's Common Stock. In addition, the Company adopted a program in early fiscal 1997 for the one-time award to such individuals of stock options in the Company's operating subsidiaries. These option programs are designed to reward and retain executive officers over the long-term and to link the value of the incentive to increases in the value of the subsidiaries and in the Company's stock price over time, benefiting shareholders as a whole.

                                                  Dated: December ________, 1998

                                        COMPENSATION AND STOCK OPTION
                                        COMMITTEE


                                        Karl M. Samuelian
                                        Mark Rossi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During fiscal 1998 through June, 1998, the Compensation Committee of the Board of Directors was comprised of directors Lewis J. Colby, Jr., Thomas B. Hayward, Mark Rossi and Karl M. Samuelian. From July, 1998 through October, 1998, the Compensation Committee consisted of Messrs. Samuelian, Rossi and Colby, and the current members of such committee are Messrs. Samuelian and Rossi.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

   Employment Agreement. In March, 1996, the Company entered into an Employment Contract ("Contract") with Kenneth F. Potashner pursuant to which Mr. Potashner became the President and Chief Executive Officer of the Company effective April 26, 1996. The Contract, as amended, is for a term ending July 31, 2000, and requires Mr. Potashner to perform the duties associated with the office of chief executive of the Company plus such other duties or positions as the Board of Directors may require. In November, 1998, Mr. Potashner stepped down from his position as Chief Executive Officer and agreed with the Board to continue as Chairman, as well as, for a period of time, in an active, although less than full time, executive role with the Company. The Board and Mr. Potashner agreed to amend the Contract to provide for an annual base salary of $250,000 for the period in which Mr. Potashner continues in such executive role. Mr. Potashner currently holds a total of 123,437 shares of restricted stock granted under the Contract and options under the Company's 1995 Stock Option Plan for a total of 339,958 shares. Both the restricted shares and the options are subject to four-year vesting schedules. Vesting will continue during the period in which Mr. Potashner is active with the Company in an executive, consulting or other role. In addition, Mr. Potashner is entitled to non-qualified retirement benefits payable in installments following the termination of his employment equal, in the aggregate, to 10% of the total of his annual salary and target bonus each year under the Contract. A total of $170,000 has been earned under this provision through the end of fiscal 1998.

   Under the Contract, Mr. Potashner will be immediately fully vested in the restricted shares and stock options in the event that a "change of control" occurs and certain other conditions are met. A "change of control" is defined as the acquisition by a person or group of a majority of the Company's stock by direct purchase or through a merger, the liquidation or sale of substantially all of the assets of the Company or a change in a majority of the members of the Board of Directors other than through membership changes determined by the Board itself.

OTHER PROGRAMS

    In September, 1998, the Board adopted a policy involving the purchase by the Company of shares of Company common stock from officers and directors. Under the policy, such individuals may tender shares on selected days during the Company's open trading windows, and if the Compensation Committee of the Board determines that purchases of such shares are then in the best interest of the Company, the Company will buy such shares at a price $.25 below the closing trading price on that day. No individual may sell shares to the Company under the policy in excess of 50% of his total share ownership at the time the policy was adopted.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Ernst & Young LLP, independent auditors ("E&Y"), were the Company's auditors in fiscal 1998.

   The Company has engaged E&Y as its auditors for the current fiscal year; provided, however, that if E&Y shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise terminated by the Board of Directors (none of which events are currently anticipated), the Board of Directors will appoint other auditors for the fiscal year.

   Representatives of E&Y will be present at the meeting with an opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions from shareholders in attendance.

                              SHAREHOLDER PROPOSALS

   Shareholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 1999 Annual Meeting of Shareholders of the Company, provided such proposals are received by the Company no later than August 17, 1999 and are otherwise in compliance with applicable laws and regulations. Proposals which a shareholder does not propose for inclusion in the proxy statement and form of proxy but which the shareholder wishes to raise at the meeting must be received by the Company no later than November 1, 1999.

                                 OTHER BUSINESS

   The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.

                                            By Order of the Board of Directors

                                                    Donald M. Roberts
                                                        Secretary



Dated: December  _____, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                   APPENDIX A














                           MAXWELL TECHNOLOGIES, INC.

                     FISCAL YEAR 1998 FINANCIAL INFORMATION



                                       MAXWELL TECHNOLOGIES, INC.

                                     INDEX TO FINANCIAL INFORMATION

                                                                                                   PAGE
                                                                                                   ----

Management's Discussion and Analysis of Financial Condition and Results of Operations............   F-2

Selected Consolidated Financial Data.............................................................   F-11

Report of Ernst & Young LLP, Independent Auditors................................................   F-12

Consolidated Balance Sheets at July 31, 1997 and 1998............................................   F-13

Consolidated Statement of Operations for the Years Ended July 31, 1996, 1997 and 1998............   F-14

Consolidated Statement of Stockholders' Equity for the Three Years Ended July 31, 1998...........   F-15

Consolidated Statement of Cash Flows for the Years Ended July 31, 1996, 1997 and 1998............   F-16

Notes to Consolidated Financial Statements.......................................................   F-17


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Two years ago Maxwell implemented a business reorganization that became effective August 1, 1996 (the "Reorganization"). In the Reorganization, the Company was recast into distinct business and operating units, and new senior management was put in place. While commercial business opportunities underlay the Reorganization, the Company continues to perform research and development, primarily in its core pulsed power and advanced software areas for the United States Department of Defense ("DOD"). These activities have produced a suite of innovative products, technologies and research and development capabilities. Entering fiscal 1998, the new senior management team focused on utilizing these resources to lay the foundation for a global, commercially-focused enterprise. To this end, the following major steps were taken during the year.

    - Completed a follow-on offering of common stock, raising approximately $47 million in equity capital.

    - Placed a strong focus on the PowerCache(TM) ultracapacitor product line, including build-up of infrastructure and manufacturing capability, and direct-line organizational reporting.

    - Hired a senior executive with international expertise, Claude Barathon, as President of European Operations with an initial emphasis on sales and marketing for Europe.

    - Acquired three domestic companies related to the Company's core business areas of pulsed power products, systems and R&D.

    - Acquired a United Kingdom-based company which both complements Maxwell's line of industrial PC's and provides a strong base of operations overseas.

    - Discontinued the separate operation of the primarily software-related Information Products and Services business segment; the Company is now organized in three business segments, and effective with the third quarter of fiscal 1998, is reporting its results accordingly.

    Primarily due to the acquisitions mentioned above, the Company incurred special charges during the year of $8.9 million, including costs of acquired in-process research and development meeting certain criteria. Excluding these special charges, net income for fiscal 1998 was $8.2 million, or more than double the $4.0 million of 1997. After special charges, the Company incurred a net loss of $769,000. See "Special Charges" below, and Note 9 of Notes to Consolidated Financial Statements.

    The net loss of $15.2 million in fiscal 1996 included $14.4 million of charges related to the Reorganization, adoption of new accounting standards, a valuation allowance for net deferred income tax assets and other charges.
See Note 9 of Notes to Consolidated Financial Statements.

    The Company's business segments are as follows:

    - Power Conversion Products: Includes design, development and manufacture of electrical components, systems and subsystems, including products that capitalize on pulsed power such as ultracapacitors, microbial purification systems, high voltage capacitors and other electrical components, power supplies and power conditioning systems and electromagnetic interference filter capacitors.

    - Industrial Computers and Subsystems: Includes design and manufacture of standard, custom and semi-custom industrial computer modules, platforms and fully integrated systems primarily for OEMs.

    - Technology Programs and Systems: Includes research and development programs in pulsed power, pulsed power systems design and construction, weapons effects simulation and computer-based analytic services, primarily for the DOD.

    - Information Products and Services: Includes design, development and integration of software products and services including job cost accounting and management information systems and other software products including applications for the Internet, as well as wide-area and local-area network and software integration services.

    As mentioned above, the Company reorganized the operations within the Information Products and Services business segment, including a refocusing of certain operations along the lines of other of the Company's existing business segments and the discontinuation of certain businesses. Therefore, effective as of the beginning of the fiscal 1998 third quarter, the Company no longer operates or reports in the Information Products and Services segment. Partial-year results from that segment, covering the first six months of fiscal 1998, are included in the Company's segment reporting.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected operating data for the Company, expressed as a percentage of sales.

                                                                       YEAR ENDED JULY 31,
                                                             ---------------------------------
                                                              1996          1997         1998
                                                             ------        -----         -----
Sales ...................................................... 100.0%        100.0%        100.0%
Cost of sales ..............................................  81.4          69.1          66.6
                                                             -----         -----         -----
  Gross profit .............................................  18.6          30.9          33.4

Operating expenses:
  Selling, general and administrative expenses .............  19.3          21.6          21.1
  Research and development expenses ........................   6.3           5.2           6.5
  Acquired in-process R&D and other special charges ........    --            --           7.1
  Restructure and asset impairment losses ..................   7.0            --            --
                                                             -----         -----         -----
     Total operating expenses ..............................  32.6          26.8          34.7
                                                             -----         -----         -----
Operating income (loss) .................................... (14.0)          4.1          (1.3)
Interest expense ...........................................   0.4           0.2           0.2
Other-net ..................................................  (0.5)         (0.2)         (1.1)
                                                             -----         -----         -----
Income (loss) before income taxes, minority interest
  and loss from cumulative effect of change in accounting
  principle ................................................ (13.9)          4.1          (0.4)
Income tax expense .........................................   1.6            --           0.2
Minority interest in net income of subsidiaries ............   0.1           0.1            --
Loss from cumulative effect of change in accounting
  principle ................................................   3.2            --            --
                                                             -----         -----         -----

  Net income (loss) ........................................ (18.8)%         4.0%         (0.6)%
                                                             =====         =====         =====

    The following table sets forth, for the periods indicated, the Company's business segment sales, gross profit and gross profit as a percentage of business segment sales.

                                                                 YEAR ENDED JULY 31,
                                                         ------------------------------------
                                                            1996          1997         1998
                                                         --------       -------       -------
                                                                    (IN THOUSANDS)
Power Conversion Products:
  Sales...............................................   $ 16,448       $27,039       $39,312
     Gross profit.....................................      3,887        10,142        16,226
     Gross profit as a percentage of sales............       23.6%         37.5%         41.3%
Industrial Computers and Subsystems:
  Sales...............................................   $ 26,131       $34,259       $40,864
     Gross profit.....................................      7,633        11,537        14,210
     Gross profit as a percentage of sales............       29.2%         33.7%         34.8%
Technology Programs and Systems:
  Sales...............................................   $ 30,198       $31,087       $40,446
     Gross profit.....................................      5,659         6,246         9,107
     Gross profit as a percentage of sales............       18.7%         20.1%         22.5%
Information Products and Services:
  Sales...............................................   $  8,134       $ 9,026       $ 4,666
     Gross profit.....................................     (2,161)        3,379         2,306
     Gross profit as a percentage of sales............      (26.6)%        37.4%         49.4%

Sales

    In fiscal 1998, the Company's total sales increased $23.9 million, or 23.6%, to $125.3 million from $101.4 million in fiscal 1997. In fiscal 1997, sales increased $20.5 million, or 25.3%, to $101.4 million from $80.9 million in fiscal 1996. International sales totaled $19.6 million in fiscal 1998, $12.6 million in fiscal 1997 and $7.6 million in fiscal 1996. The increase in international sales in fiscal 1998 over fiscal 1997 was primarily due to revenues from the expansion of the Company's industrial computer business into Europe. The increase in these sales in fiscal 1997 over fiscal 1996 was primarily attributable to increased international revenues from customer funded development in the Power Conversion Products business segment.

    Power Conversion Products. In fiscal 1998, Power Conversion Products sales increased $12.3 million, or 45.4%, to $39.3 million from $27.0 million in fiscal 1997. Power Conversion Products exhibited sales growth in nearly all product areas; in particular, a switch component for a National Laboratory pulsed power project; the ultracapacitor business area, which included marketing and technology access rights with two new strategic partners during the fiscal year, Siemens Matshusita Components and PacifiCorp; electromagnetic interference ("EMI") filters for implantable medical products and aerospace applications; as well as two newly acquired business areas for the Company involving power systems and glass-to-metal seals, both of which have application to the ultracapacitor product line, all contributed to the increase in sales.

    In fiscal 1997, Power Conversion Products sales increased $10.6 million, or 64.4%, to $27.0 million from $16.4 million in fiscal 1996. This increase was primarily attributable to higher revenues from customer funded ultracapacitor development and sales of prototype ultracapacitor products to potential OEM customers for evaluation, increased sales of EMI filters for implantable medical products and increased revenues from customer funded development of pulsed power purification systems.

    Industrial Computers and Subsystems. In fiscal 1998, Industrial Computers and Subsystems sales increased $6.6 million, or 19.3%, to $40.9 million from $34.3 million in fiscal 1997. Sales in this business segment are made principally to OEM customers and are primarily derived from the shipment of computers and subsystems that are "designed-in" to the OEM's product. In fiscal 1998, the Company expanded its product offering and marketing strategy with the acquisition of an United Kingdom-based company that offers standard products to OEMs primarily via catalogs. The Company expects to be selling standard products in the U.S. in fiscal 1999, and to leverage leads from catalog sales into additional OEM design-ins going forward. Sales to a long-standing OEM customer under a major multi-year program were completed during fiscal 1998. Other OEM projects as well as the expansion into the standard product area more than offset the major program completion, and resulted in the increase in sales for the year.

    In fiscal 1997, Industrial Computers and Subsystems sales increased $8.1 million, or 31.1%, to $34.3 million from $26.1 million in fiscal 1996. The sales increase in fiscal 1997 was derived from increased sales to OEM customers primarily in the computer telephony market. The largest portion of the increase consisted of sales to a single, long-standing OEM customer under a program that was concluded in the subsequent fiscal year, as described above.

    Technology Programs and Systems. In fiscal 1998, sales in the Technology Programs and Systems segment increased $9.4 million, or 30.2%, to $40.5 million from $31.1 million in fiscal 1997. The Company had an increase in revenues in its core, Government-funded pulsed power research and development activities, including revenue in this business area from the Physics International acquisition. In addition, the Company's job-cost accounting software business, which is primarily focused on Government contractors, was shifted to this segment during the third quarter of the year when the commercial software-oriented business segment was reorganized.

    In fiscal 1997, sales in the Technology Programs and Systems segment increased $0.9 million, or 2.9%, to $31.1 million from $30.2 million in fiscal 1996. This increase was primarily attributable to revenues from a contract for high-voltage power supplies for a Department of Energy accelerator project and increased work levels on two large multi-year contracts for the DOD. This increase was partially offset by the absence of revenue from the Company's chemical analytical services business, which was sold in the fourth quarter of fiscal 1996, the winding-down of the Company's environmental consulting business and lower hardware systems sales.

    Revenues for fiscal 1997 and a portion of fiscal 1998 include amounts related to the closure of three DOD pulsed power simulation facilities operated by the Company for many years in San Diego. The closure activities were concluded in the first half of fiscal 1998. The Company continues to perform services under long-term contracts with the DOD, including both research for next-generation pulsed power technology for x-ray simulators as well as conducting experiments using existing simulators at the newly acquired Physics International facility. These and other contracts with the DOD are subject to periodic Government funding provisions. The level of future DOD expenditures in the Company's research and development area and the related impact on funding for the Company's contracts are not predictable and, therefore, previously reported results are not necessarily indicative of those to be expected in the future.

    Information Products and Services. As previously discussed, the Information Products and Services business was operated as a segment only for the first six months of fiscal 1998. During this six-month period, sales of Information Products and Services decreased $4.3 million, or 48.3%, to $4.7 million from $9.0 million for the full twelve months of fiscal 1997. This decrease reflects both the partial-year of operations and the wind-down and near completion of two large multi-year software development contracts for criminal justice information systems (the "CJIS Contracts").

    In fiscal 1997, sales of Information Products and Services increased $0.9 million, or 11.0%, to $9.0 million from $8.1 million in fiscal 1996. This increase primarily reflects greater sales of the Company's job-cost accounting software, partially offset by a decline in revenues from the CJIS Contracts.

Gross Profit

    In fiscal 1998, the Company's gross profit was $41.8 million, or 33.4% of sales, compared to $31.3 million, or 30.9% of sales, in fiscal 1997. In fiscal 1997, the Company's gross profit was $31.3 million, or 30.9% of sales, compared to $15.0 million, or 18.6% of sales, in fiscal 1996. The increase in gross profit as a percentage of sales in each year was primarily due to the increases in overall sales, resulting in improved overhead absorption, and the mix of products and services, particularly in the Power Conversion Products business segment. In addition, the lower gross profit margin in fiscal 1996 reflects the portion of the $14.4 million charge taken in that year that was recorded in costs of sales.

    Power Conversion Products. In fiscal 1998, Power Conversion Products gross profit increased $6.1 million to $16.2 million from $10.1 million in fiscal 1997. As a percentage of sales, gross profit increased to 41.3% in fiscal 1998 from 37.5% in fiscal 1997. This increase in gross profit as a percentage of sales reflected improved overhead absorption on the higher level of sales, and a higher margin mix of products and services, including switch components for a National Laboratory pulsed power system and increased funded development and related marketing and technology access rights associated with strategic partnering arrangements.

    In fiscal 1997, Power Conversion Products gross profit increased $6.3 million to $10.1 million from $3.9 million in fiscal 1996. As a percentage of sales, gross profit increased to 37.5% in fiscal 1997 from 23.6% in fiscal 1996. This increase in gross profit as a percentage of sales reflected improved overhead absorption and a more favorable mix of products and services, including higher sales of EMI filters for implantable medical devices and greater revenues from funded research and development. Also, the gross profit margin was lower in fiscal 1996 due to a portion of the $14.4 million charge taken in that year that was recorded in cost of sales.

    As the Company introduces ultracapacitor products it may offer aggressive pricing to gain market penetration. This would have an adverse impact on gross profit margins until the Company reaches full production volumes.

    Industrial Computers and Subsystems. In fiscal 1998, Industrial Computers and Subsystems gross profit increased $2.7 million, or 23.2%, to $14.2 million from $11.5 million in fiscal 1997. As a percentage of sales, gross profit increased to 34.8% in fiscal 1998 from 33.7% in fiscal 1997. This increase in gross profit as a percentage of sales was primarily due to increased sales during the first half of fiscal 1998 of certain higher margin customized OEM products to a long-standing customer under a program that was completed during the second quarter of the year. As a result of the completion of this program, as well as the Company's entry into the lower-price standard product arena, gross profit margins were higher in the first half of fiscal 1998 than in the second half in this business area.

    The Company won several major contracts with large OEMs during fiscal 1998 and believes it will continue to win OEM projects and that its distribution of catalogs with new lower-price standard products will provide access to a larger number of OEM opportunities. The competition for such programs, however, is beginning to include more foreign competitors, including Asian companies. In addition, consolidations and other market trends can adversely impact projected volumes under contracts previously awarded, as happened in fiscal 1998 when Compaq's acquisition of Digital Equipment Corporation curtailed a Company project. Further, a new form factor, CompactPCI, is beginning to gain favor in the marketplace. While the Company has developed its own line of CompactPCI products and believes it is well positioned to gain market share in this product area, the impact of these factors on the Company's business is not yet predictable.

    In fiscal 1997, Industrial Computers and Subsystems gross profit increased $3.9 million, or 51.1%, to $11.5 million from $7.6 million in fiscal 1996. As a percentage of sales, gross profit increased to 33.7% in fiscal 1997 from 29.2% in fiscal 1996 due to increased sales of certain higher margin customized OEM products and improved overhead absorption from the higher overall sales. In addition, cost of sales in fiscal 1996 reflected higher inventory write-offs than in fiscal 1997.

    Technology Programs and Systems. Technology Programs and Systems gross profit was $9.1 million, $6.2 million and $5.7 million in fiscal years 1998, 1997 and 1996, respectively. As a percentage of sales, gross profit remained relatively constant at 22.5% in fiscal 1998, 20.1% in fiscal 1997 and 18.7% in fiscal 1996. There is a base of business in this segment with relatively stable gross profit margins due to the predominance of government cost-plus contracts in this business segment. This base of cost-plus business was the major factor in the comparability of gross profit as a percentage of sales in fiscal years 1997 and 1996. The increase in gross profit, both as a dollar amount and as a percentage of sales, in fiscal 1998 as compared to fiscal 1997 was primarily due to the addition of Physics International and reorganization of the software businesses late in the fiscal year, as previously described, and to work on a commercial pulsed power systems contract won during fiscal 1998. This systems contract was substantially complete as of fiscal year-end.

    Information Products and Services. As discussed above, operation of the Information Products and Services business as a separate segment was discontinued as of the beginning of the third quarter of fiscal 1998; therefore, on 48% lower revenue, segment gross profit decreased in fiscal 1998 by $1.1 million, or 32%, to $2.3 million from $3.4 million in fiscal 1997. As a percentage of sales, gross profit increased to 49.4% in fiscal 1998 from 37.4% in fiscal 1997.

    In fiscal 1997, Information Products and Services gross profit increased $5.5 million to $3.4 million from $(2.2) million in fiscal 1996. As a percentage of sales, gross profit increased to 37.4% in fiscal 1997 from (26.6)% in fiscal 1996. In fiscal 1996, the Company recorded reserves against the CJIS Contracts because total contract completion costs were projected to exceed the contract value on these fixed price contracts. In addition, fiscal 1996 included a write-off of certain capitalized software development costs.

Selling, General and Administrative Expenses

    In fiscal 1998, the Company's selling, general and administrative expenses increased $4.5 million, or 20.5%, to $26.4 million from $21.9 million in fiscal 1997. As a percentage of total sales, selling, general and administrative expenses decreased slightly to 21.1% in fiscal 1998 from 21.6% in fiscal 1997. The increase in the dollar amount of these expenses is primarily in support of the Company's growth during the year, as well as a continued ramp-up of the organizational structure and selling efforts for the ultracapacitor business area.

    In fiscal 1997, the Company's selling, general and administrative expenses increased $6.3 million, or 40.7%, to $21.9 million from $15.6 million in fiscal 1996. As a percentage of total sales, selling, general and administrative expenses increased to 21.6% in fiscal 1997 from 19.3% in fiscal 1996. These increases were attributable primarily to (i) increased sales and marketing costs, principally from the addition of new sales and marketing personnel added as part of the Company's plan to grow its commercial businesses, and commissions earned on higher commercial sales in fiscal 1997 primarily in the Company's Power Conversion Products and Industrial Computers and Subsystems business segments; (ii) accruals under new incentive and profit sharing plans implemented in fiscal 1997 and (iii) additions to senior management, both at the executive and business unit levels, to support the Company's new strategic direction.

Research and Development Expenses

    The Company's research and development expenses reflect only internally funded research and development programs. Costs associated with United States government and other customer funded research and development contracts are included in cost of sales. Research and development expenses were $8.2 million, $5.3 million and $5.1 million for fiscal 1998, 1997 and 1996, respectively. As a percentage of sales, research and development expenses were 6.5% in fiscal 1998, 5.2% in fiscal 1997, and 6.3% in fiscal 1996. The level of research and development expenses reflects the Company's ability to obtain customer funding to support a significant portion of its research and product development activities. The increase in internally funded research and development in fiscal 1998 over the level expended in fiscal 1997 and 1996 reflects the Company's focus on new commercial product areas, and is primarily due to ultracapacitor and other power conversion products and power electronics systems development, and Compact PCI and continued product development for major new programs in the Industrial Computers and Subsystems business segment.

Special Charges

    During the third quarter of fiscal 1998, the Company completed the acquisition of three businesses. In acquiring these businesses, the Company acquired certain intangible assets. Some of these intangible assets have been capitalized and will be amortized over their estimated economic lives; the acquired in-process research and development meeting certain criteria, however, was expensed during the quarter as the technology had no alternative future use and the ultimate recovery of the acquired value was not assured. In addition, certain costs of acquisitions, as well as certain charges related to the discontinued business segment, were also charged to operations. The total amount of all such charges was $8.9 million and has been classified as "Acquired in-process research and development and other special charges" in the consolidated statement of operations. Approximately $6.3 million of the charge is acquisition related, and approximately $2.6 million relates to the Information Products and Services business segment. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

Interest Expense

    Interest expense was $214,000 and $173,000 in fiscal years 1998 and 1997, respectively, compared to $329,000 in fiscal 1996. The decrease from fiscal 1996 is a result of lower average borrowings in the two more recent fiscal years. The Company completed a follow-on stock offering in fiscal 1998, and used a portion of the proceeds from that offering to pay off an outstanding balance on the bank line of credit and the remaining balance on a bank term loan.

Other-net

    In fiscal 1998, other-net was $1.4 million, compared to $150,000 in fiscal 1997 and $398,000 in fiscal 1996. The increase in other-net is primarily attributable to interest income from the investment of the net cash proceeds of the Company's follow-on offering which was completed in November 1997. In addition, fiscal 1996 other-net reflects completion in April 1996 of the amortization into income of amounts contributed by minority stockholders upon the organization of the Company's PurePulse Technologies, Inc. subsidiary over such stockholders' proportionate share of PurePulse's equity. Fiscal 1996 other-net included $379,000 of such income, while none is included in subsequent fiscal years.

Income Tax Expense

    The Company had net operating loss carryforwards which offset the Company's provision for U.S. income taxes in both fiscal years 1998 and 1997. Fiscal 1998 income tax expense is primarily due to foreign taxes on the profits of the Company's U.K. subsidiary that was acquired during the year. Fiscal 1996 income tax expense was primarily due to the establishment of a valuation allowance of $1.1 million for the net deferred income tax assets of the Company.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically relied on a combination of internally generated funds and bank borrowings to finance its working capital requirements and capital expenditures. In addition, in fiscal years 1998 and 1997, the Company received approximately $2.3 million and $2.5 million, respectively, from the exercise of stock options and purchases under employee stock purchase plans. In November 1997, the Company completed a follow-on public offering of 1.5 million shares of its Common Stock, and received net proceeds of approximately $47 million. A portion of the proceeds was used to repay an outstanding balance on the bank line of credit and the remaining balance on a bank term loan. Approximately $12 million of cash was used in fiscal 1998 in completing the acquisitions discussed in Results of Operations above.

    Cash used in operations in fiscal 1998 was $5.0 million, primarily attributable to increases in accounts receivable and inventory, due both to acquired businesses and in support of the higher fiscal 1998 sales.

    The Company's capital expenditures in fiscal 1998, excluding acquired businesses, increased to $7.0 million from $4.7 million in fiscal 1997, primarily for facility expansion and production equipment and other assets needed to support growth of the Company's business units, principally in the Power Conversion Products business segment. The Company has currently budgeted capital expenditures of $8.7 million for fiscal 1999, including commitments for capital expenditures to support volume manufacturing of ultracapacitors in its existing facilities. The Company will continue to assess its capital needs in this area; alternatively, it may consider leasing facilities or manufacturing equipment or both or may satisfy high-volume manufacturing requirements through outsourcing or under licensing arrangements with third parties. If the Company decides to internally finance construction of additional facilities, a significant amount of capital would be required.

    The Company re-negotiated its unsecured bank line of credit during fiscal 1998, increasing the amount available to $20.0 million from its previous level of $10.0 million. The interest rate on the line of credit is tied to LIBOR or the bank's prime rate. As of July 31, 1998, there were no outstanding borrowings under the line of credit.

    The Company believes that funds on hand, together with cash generated from operations and funds available under its bank line of credit, will be sufficient to finance its operations and capital expenditures through fiscal 1999. In addition to addressing the need for high-volume manufacturing of its ultracapacitor products, the Company may continue from time-to-time to consider acquisitions of complementary businesses, products or technologies, which may require additional funding. Sources of additional funding for these purposes could include one or more of the following: cash flow from operations; investments by strategic partners and additional debt or equity financing. There can be no assurance that the Company will be able to obtain additional sources of financing on favorable terms, if at all, at such time or times as the Company may require such capital.

INFLATION AND CHANGES IN PRICES

    Generally, the Company has been able to increase prices to offset its inflation-related increased costs in its commercial businesses. A substantial portion of the Company's business with agencies of the United States government consists of cost-reimbursement contracts which permit recovery of inflation costs. Fixed-price contracts with government and other customers typically include estimated costs for inflation in the contract price.

SOFTWARE COMPATIBILITY WITH YEAR 2000 DATE PROCESSING

     The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Computer systems utilizing such programs may be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. In 1998, the Company developed a three-phase program for Y2K information systems compliance. Phase 1 is to identify and solve Y2K issues in the Company's significant information systems infrastructure and enterprise business applications, including telecommunications and networking systems as well as accounting and manufacturing software. Phase 2 is to identify and plan for Y2K issues that are specific to the Company's business units, including local software, product matters, facilities related systems and vendor and key partner concerns. Phase 3 is the final testing of each major area of exposure to ensure compliance, and the development of contingency plans for unsolved Y2K deficiencies, such as key vendors failing to adequately address their Y2K problems. The Company has identified four major areas determined to be critical for successful Y2K compliance: (1) networking and telecommunications,
(2) financial and manufacturing informational systems applications, (3) products and (4) third-party relationships.

     In Phase 1 of the program, the Company has completed its review of company-wide and large systems, several of which have been identified as being Y2K compliant due to their recent implementation or upgrade. Such installations were unrelated to the Y2K concern, but rather were needed as part of the ordinary course of business. For certain accounting and manufacturing systems, upgrades are needed. These upgrades are available from the third party suppliers, and are in the process of being evaluated. Implementation of the updated systems is expected by calendar year end. Remaining upgrades of system infrastructure have been identified and planned. Final testing and documentation under Phase 1 is currently anticipated in the January 1999 time frame. Under Phase 2, the Company is currently identifying and evaluating business unit exposures. In the third-party area, the Company is in the process of contacting its significant third parties, primarily key vendors and customers, regarding their Y2K readiness. As to products, preliminary findings indicate that most Company products appear to be Y2K compliant. For several of those that are not, the Company has made upgrades available via the Company's Internet web site. For other products, the Company is still completing its evaluation process. The testing and contingency plan development under Phase 3 will begin in early 1999, and is expected to be completed in mid-1999.

     The Company believes it will cost approximately $100,000 to complete the replacement of network and telecommunication infrastructure requiring Y2K upgrades. The Company has yet to determine what costs, if any, will be incurred in connection with local software, facilities, products and the third party area.

     The anticipated costs relating to resolving Y2K issues are based on estimates which were derived utilizing assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and, as additional Y2K remediation activities are developed and planned, that actual results will not differ materially from those in the current estimate. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the completion of the Company's Y2K investigations, the ability to locate and correct all relevant computer codes, and similar uncertainties. In addition, there can be no assurance that Y2K compliance problems will not be revealed in the future which could have a material adverse affect on the Company's business, financial condition and results of operations. Many of the Company's customers and suppliers may be affected by Y2K issues that may require them to expend significant resources to modify or replace their existing systems, which may result in those customers having reduced funds to purchase the Company's products or those suppliers experiencing difficulties in producing or shipping key components to the Company on a timely basis or at all. Such third party issues could have a material adverse affect on the Company's business, financial condition and results of operations. This discussion of the Company's Y2K status constitutes a "Year 2000 Readiness Disclosure" as that item is defined in the Year 2000 Information and Readiness Disclosure Act, and also contains forward-looking statements (see "Forward-Looking Statements " below).

ACCOUNTING PRINCIPLES

    In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, both of which are effective for fiscal periods beginning after December 15, 1997. The Company believes the statements, which will be adopted in fiscal 1999, will not have a material effect on its financial statements.

FORWARD-LOOKING STATEMENTS

     To the extent that the above discussion goes beyond historical information and indicates results or developments which the Company plans or expects to achieve, these forward-looking statements are identified by the use of terms such as "expected," "anticipates," "plans," and the like. Readers are cautioned that such statements are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in any forward-looking statements as a result of various risk factors. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Readers are referred to item 1 of the Company's Annual Report on Form 10-K for fiscal 1998 for a discussion of certain of those factors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated statement of operations data for the fiscal years ended July 31, 1996, 1997 and 1998, and consolidated balance sheet data at July 31, 1997 and 1998 are derived from the Consolidated Financial Statements of the Company and Notes thereto, which have been audited by Ernst & Young LLP, independent auditors. The following selected consolidated statement of operations data for the years ended July 31, 1994 and 1995 and consolidated balance sheet data at July 31, 1994, 1995 and 1996 are derived from audited consolidated financial statements of the Company not included in this Appendix. The following selected data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere in this Appendix.

                                                                          YEAR ENDED JULY 31,
                                                   -----------------------------------------------------------------
                                                      1994          1995         1996          1997          1998
                                                   -----------------------------------------------------------------
                                                            ( IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Sales ..........................................    $  85,463     $  75,004     $  80,911     $ 101,411     $ 125,308
Cost of sales ..................................       68,555        56,447        65,893        70,107        83,459
                                                    ---------     ---------     ---------     ---------     ---------
  Gross profit .................................       16,908        18,557        15,018        31,304        41,849
Operating expenses:
  Selling, general and administrative expenses .       14,068        13,636        15,564        21,900        26,391
  Research and development expenses ............        4,794         5,038         5,081         5,303         8,206
  Acquired in-process R&D and other
     special charges (1) .......................           --            --            --            --         8,942
  Restructure and asset impairment losses(1) ...           --            --         5,703            --            --
  Loss on closing of Brobeck division ..........        1,018            --            --            --            --
                                                    ---------     ---------     ---------     ---------     ---------
     Total operating expenses ..................       19,880        18,674        26,348        27,203        43,539
                                                    ---------     ---------     ---------     ---------     ---------
Operating income (loss) ........................       (2,972)         (117)      (11,330)        4,101        (1,690)
Interest expense ...............................          252           315           329           173           214
Other-net ......................................         (589)         (848)         (398)         (150)       (1,441)
                                                    ---------     ---------     ---------     ---------     ---------
Income (loss) before income taxes, minority
     interest and loss from cumulative effect
     of change in accounting principle .........       (2,635)          416       (11,261)        4,078          (463)
Income tax expense (benefit) ...................       (1,028)           15         1,296            --           226
Minority interest in net income of
     subsidiaries ..............................           80            86            50            54            80
Loss from cumulative effect of change
     in accounting principle (1) ...............           --            --         2,569            --            --
                                                    ---------     ---------     ---------     ---------     ---------
Net income (loss) ..............................    $  (1,687)    $     315     $ (15,176)    $   4,024     $    (769)
                                                    =========     =========     =========     =========     =========

Basic income (loss) per share:
  Basic income (loss) per share before
     cumulative effect of change in
     accounting principle ......................    $   (0.32)    $    0.06     $   (2.29)    $    0.68     $   (0.10)
  Basic income (loss) per share: ...............    $   (0.32)    $    0.06     $   (2.76)    $    0.68     $   (0.10)
                                                    =========     =========     =========     =========     =========

Diluted income (loss) per share:
  Diluted income (loss) per share before
     cumulative effect of change in
     accounting principle ......................    $   (0.32)    $    0.06     $   (2.29)    $    0.60     $   (0.10)
  Diluted income (loss) per share: .............    $   (0.32)    $    0.06     $   (2.76)    $    0.60     $   (0.10)
                                                    =========     =========     =========     =========     =========

  Shares used in computing:
     Basic income (loss) per share: ............        5,350         5,351         5,494         5,949         7,677
                                                    =========     =========     =========     =========     =========

     Diluted income (loss) per share: ..........        5,350         5,356         5,494         6,644         7,677
                                                    =========     =========     =========     =========     =========


                                                                                  JULY 31,
                                                   ------------------------------------------------------------------
                                                      1994          1995         1996            1997          1998
                                                   ------------------------------------------------------------------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ...................        $  4,579      $  4,053      $  1,465      $    826      $ 21,224
Working capital .............................          18,091        17,855         7,288        10,908        48,132
Total assets ................................          54,322        52,370        40,724        47,120       105,065
Long-term debt, excluding current portion....           2,797         1,928         1,018           465           361
Total stockholders' equity ..................          34,960        35,364        20,745        27,410        75,838

----------

(1) See Note 9 of Notes to Consolidated Financial Statements.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Maxwell Technologies, Inc.

    We have audited the accompanying consolidated balance sheets of Maxwell Technologies, Inc., and subsidiaries as of July 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxwell Technologies, Inc. and subsidiaries at July 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 31, 1998, in conformity with generally accepted accounting principles.


                                                   /s/ ERNST & YOUNG LLP

San Diego, California
September 15, 1998

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    JULY 31,
                                                                         -----------------------------
                                                                              1997            1998
                                                                         ------------    -------------

   ASSETS
   Current assets:
     Cash and cash equivalents........................................   $        826    $      21,224
     Accounts receivable:
        Trade and other, less allowance for doubtful accounts of $350
          and $950 at July 31, 1997 and 1998, respectively............          9,391           23,339
        Long-term contracts...........................................          9,221           12,723
                                                                         ------------    -------------

                                                                               18,612           36,062
     Inventories......................................................          8,722           15,823
     Prepaid expenses.................................................          1,203            2,016
     Deferred income taxes............................................            161              161
                                                                         ------------    -------------
        Total current assets..........................................         29,524           75,286
   Property, plant and equipment, net.................................         16,929           23,276
   Goodwill and other non-current assets..............................            667            6,503
                                                                         ------------    -------------
                                                                         $     47,120    $     105,065
                                                                         ============    =============
   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
     Accounts payable.................................................   $     13,640    $      20,680
     Accrued employee compensation....................................          4,465            6,353
     Current portion of long-term debt................................            511              121
                                                                         ------------    -------------
        Total current liabilities.....................................         18,616           27,154
   Long-term debt.....................................................            465              361
   Minority interest..................................................            629            1,712
   Commitments and contingencies (Notes 6 and 10)
   Stockholders' equity:
     Common stock, $0.10 par value, 40,000 shares authorized, 6,143 and 8,384 shares issued and outstanding at July 31, 1997 and
       1998, respectively.............................................            614              838
     Additional paid-in capital.......................................         22,364           70,926
     Deferred compensation............................................           (622)            (413)
     Retained earnings................................................          5,054            4,487
                                                                         ------------    -------------
        Total stockholders' equity....................................         27,410           75,838
                                                                         ------------    -------------
                                                                         $     47,120    $     105,065
                                                                         ============    =============


                             See accompanying notes.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED JULY 31,
                                                                ---------------------------------------------
                                                                   1996              1997             1998
                                                                ---------         ---------         ---------
Sales ..................................................        $  80,911         $ 101,411         $ 125,308
Cost of sales ..........................................           65,893            70,107            83,459
                                                                ---------         ---------         ---------
  Gross profit .........................................           15,018            31,304            41,849
Operating expenses:
  Selling, general and administrative expenses .........           15,564            21,900            26,391
  Research and development expenses ....................            5,081             5,303             8,206
  Acquired in-process R&D and other special charges ....               --                --             8,942
  Restructure and asset impairment losses ..............            5,703                --                --
                                                                ---------         ---------         ---------
     Total operating expenses ..........................           26,348            27,203            43,539
                                                                ---------         ---------         ---------
Operating income (loss) ................................          (11,330)            4,101            (1,690)
Interest expense .......................................              329               173               214
Other-net ..............................................             (398)             (150)           (1,441)
                                                                ---------         ---------         ---------
Income (loss) before income taxes, minority interest and
  loss from Cumulative effect of change in
  accounting principle .................................          (11,261)            4,078              (463)
Income tax expense .....................................            1,296                --               226
Minority interest in net income of subsidiaries ........               50                54                80
Loss from cumulative effect of change in accounting
  principle ............................................            2,569                --                --
                                                                ---------         ---------         ---------
Net income (loss) ......................................        $ (15,176)        $   4,024         $    (769)
                                                                =========         =========         =========
Basic income (loss) per share:
     Basic income (loss) per share before cumulative
       effect of change in accounting principle ........        $   (2.29)        $    0.68         $   (0.10)
                                                                =========         =========         =========
     Basic income (loss) per share: ....................        $   (2.76)        $    0.68         $   (0.10)
                                                                =========         =========         =========
Diluted income (loss) per share:
     Diluted income (loss) per share before cumulative
       effect of change in accounting principle ........        $   (2.29)        $    0.60         $   (0.10)
                                                                =========         =========         =========
     Diluted income (loss) per share: ..................        $   (2.76)        $    0.60         $   (0.10)
                                                                =========         =========         =========
Shares used in computing:
     Basic income (loss) per share .....................            5,494             5,949             7,677
                                                                =========         =========         =========
     Diluted income (loss) per share ...................            5,494             6,644             7,677
                                                                =========         =========         =========



                             See accompanying notes.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                         THREE YEARS ENDED JULY 31, 1998
                                                     -------------------------------------------------------------------------------
                                                                     ADDITIONAL                                           TOTAL
                                                      COMMON          PAID-IN          DEFERRED         RETAINED       STOCKHOLDERS'
                                                      STOCK           CAPITAL        COMPENSATION       EARNINGS          EQUITY
                                                     --------         ---------      ------------       --------       -------------
Balance at August 1, 1995 ...................        $    537         $ 18,621         $     --         $ 16,206         $ 35,364
  Issuance of 130,796 shares under stock
     purchase and option plans ..............              13              504               --               --              517
  Deferred compensation related to
     issuance of 177,960 shares .............              18              627             (645)              --               --
  Amortization of deferred compensation .....              --               --               40               --               40
  Net loss for the year .....................              --               --               --          (15,176)         (15,176)
                                                     --------         --------         --------         --------         --------
Balance at July 31, 1996 ....................             568           19,752             (605)           1,030           20,745
  Issuance of 445,785 shares under stock
      purchase and option plans .............              45            2,423               --               --            2,468
  Deferred compensation related to
      issuance of 10,000 shares .............               1              189             (190)              --               --
  Amortization of deferred compensation .....              --               --              173               --              173
  Net income for the year ...................              --               --               --            4,024            4,024
                                                     --------         --------         --------         --------         --------
Balance at July 31, 1997 ....................             614           22,364             (622)           5,054           27,410
  Issuance of 1,500,000 shares in a follow-on
      public stock offering, net of offering
      costs of $3.9 million .................             150           46,967               --               --           47,117
  Issuance of 356,240 shares under stock
      purchase and option plans .............              36            2,302               --               --            2,338
  Issuance of 544,785 shares in connection
      with acquisitions .....................              54            3,270               --              609            3,933
  Repurchase of 162,073 shares for cash
      under  repurchase program .............             (16)          (3,977)              --               --           (3,993)
  Amortization of deferred compensation .....              --               --              209               --              209
  Dividends paid to shareholders of
      subchapter S corporation prior to
      acquisition ...........................              --               --               --             (407)            (407)
  Net loss for the year .....................              --               --               --             (769)            (769)
                                                     --------         --------         --------         --------         --------
Balance at July 31, 1998 ....................        $    838         $ 70,926         $   (413)        $  4,487         $ 75,838
                                                     ========         ========         ========         ========         ========


                             See accompanying notes.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED JULY 31,
                                                                          ------------------------------------------
                                                                            1996             1997             1998
                                                                          --------         --------         --------
Operating activities:
  Net income (loss) ..............................................        $(15,176)        $  4,024         $   (769)
     Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
          Depreciation and amortization ..........................           2,128            2,587            3,781
          Restructure and asset impairment losses ................           5,960               --               --
          Acquired in-process R&D and other special charges ......              --               --            7,450
          Loss from cumulative effect of change in accounting
             principle ...........................................           2,569               --               --
          Provision for losses on accounts receivable ............             105              184              534
          Loss on sales of property and equipment ................             118               10               50
          Deferred income taxes ..................................           1,124               --               --
          Minority interest in net income of subsidiaries ........              50               54               80
          Deferred compensation ..................................              40              173              209
          Changes in operating assets and liabilities:
            Accounts receivable ..................................             252           (3,223)         (12,534)
            Inventories ..........................................            (469)          (1,914)          (4,708)
            Prepaid expenses and other ...........................             614             (702)          (1,115)
            Accounts payable .....................................           2,153             (683)             909
            Accrued employee compensation ........................             185            1,599            1,139
            Income taxes payable/recoverable .....................             121              832              (45)
                                                                          --------         --------         --------
               Net cash provided by (used in) operating
                  activities .....................................            (226)           2,941           (5,019)

Investing activities:
  Purchases of property, plant and equipment .....................          (1,976)          (4,725)          (7,026)
  Business acquisitions under purchase accounting, net of cash
        acquired .................................................              --               --          (11,481)
  Proceeds from sales of property and equipment ..................               6                8              149
                                                                          --------         --------         --------
               Net cash used in investing activities .............          (1,970)          (4,717)         (18,358)

Financing activities:
  Principal payments on long-term debt ...........................            (909)            (952)          (2,336)
  Proceeds from issuance of Company and subsidiary stock .........             517            2,502           50,518
  Repurchase of Company and subsidiary stock .....................              --             (413)          (4,000)
  Dividends paid to shareholders of Subchapter S corporation prior
      to acquisition .............................................              --               --             (407)
                                                                          --------         --------         --------
               Net cash provided by (used in) financing
                  activities .....................................            (392)           1,137           43,775
                                                                          --------         --------         --------

               Increase (decrease) in cash and cash equivalents ..          (2,588)            (639)          20,398
Cash and cash equivalents at beginning of year ...................           4,053            1,465              826
                                                                          --------         --------         --------
               Cash and cash equivalents at end of year ..........        $  1,465         $    826         $ 21,224
                                                                          ========         ========         ========

                             See accompanying notes.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of Business

    The Company is a leader in pulsed power technologies, providing pulsed power based systems and components for a wide range of commercial applications and research and development for both commercial customers and the United States government. The Company also offers industrial computers and subsystems, primarily to OEMs in computer telephony and other markets, and software products and services, both for government research and for various commercial applications.

    Consolidation and Minority Interest Amounts

    The consolidated financial statements include the accounts of Maxwell Technologies, Inc. and its subsidiaries. All significant intercompany transactions and account balances are eliminated in consolidation.

    Cash Equivalents

    The Company classifies all highly liquid investments with a maturity of three months or less when purchased as cash equivalents.

    Inventories

    Inventories are stated at the lower of cost (principally average cost method) or market.

    Property, Plant and Equipment

    Property, plant and equipment are carried at cost and are generally depreciated using the straight-line method. Depreciation and amortization are provided over the estimated useful lives of the related assets (three to thirty years). Depreciation and amortization of property, plant and equipment amounted to $2,507,000, $2,587,000 and $3,745,000 in fiscal 1996, 1997 and 1998, respectively.

    Revenue Recognition

    The Company recognizes substantially all revenue from the sale of manufactured products and short-term fixed price contracts upon shipment of products or completion of services. Revenues, including estimated profits, on long-term fixed price contracts are recognized as costs are incurred. Revenues, including fees earned, on cost plus contracts are also recognized as costs are incurred. Contract and license revenue is reflected in the Company's sales and includes amounts received from the United States government and commercial customers for the funded research and development efforts of the Company. Provisions are made on a current basis to fully recognize any anticipated losses on contracts.

    Foreign Currency

    In March 1998, the Company acquired a United Kingdom-based subsidiary (see
Note 8 - Business Combinations). The assets and liabilities of this foreign subsidiary are translated to U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average rates prevailing during the year. There have been no material effects of foreign currency translation during the year ended July 31, 1998.

    Income (Loss) Per Share

    Effective November 1, 1997, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 128, Earnings Per Share. Statement No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated using the weighted average number of common shares outstanding. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share, and is calculated on the basis of the weighted average number of common shares outstanding plus the dilutive effect of outstanding stock options assuming their exercise using the "treasury stock" method and the outstanding preferred shares in the Maxwell Energy Products subsidiary assuming

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

their conversion. Earnings per share amounts for all prior periods have been restated as necessary to conform to Statement No. 128 requirements. For the years ended July 31, 1996 and 1998, all potentially dilutive common shares have been excluded from the calculation of diluted loss per share as their inclusion would have been antidilutive.

    The following table sets forth the computation of basic and diluted income per share:

                                                                     YEAR ENDED JULY 31,
                                                         ------------------------------------------
                                                            1996            1997            1998
                                                         --------         --------         --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic:
  Net income (loss) .............................        $(15,176)        $  4,024         $   (769)
                                                         ========         ========         ========

  Weighted average shares .......................           5,494            5,949            7,677
                                                         --------         --------         --------

  Basic income (loss) per share .................        $  (2.76)        $   0.68         $  (0.10)
                                                         ========         ========         ========

Diluted:
  Net income (loss) .............................        $(15,176)        $  4,024         $   (769)
  Effect  of  majority-owned  subsidiaries'
     dilutive securities ........................              --              (12)              --
                                                         --------         --------         --------
  Income (loss) available to common shareholders,
     as adjusted.................................        $(15,176)        $  4,012         $   (769)
                                                         ========         ========         ========

  Weighted average shares .......................           5,494            5,949            7,677
  Effect of dilutive stock options ..............              --              695               --
                                                         --------         --------         --------
  Weighted average shares, as adjusted ..........           5,494            6,644            7,677
                                                         --------         --------         --------
  Diluted income (loss) per share ...............        $  (2.76)        $   0.60         $  (0.10)
                                                         ========         ========         ========

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Several of the industries in which the Company operates are characterized by rapid technological change and short product life cycles. As a result, estimates are required to provide for product returns and product obsolescence as well as other matters.
Historically, actual amounts recorded have not varied significantly from estimated amounts.

    Stock Split

    In November 1996, the Company declared a 2-for-1 stock split of the Company's common shares, effected as a 100% stock dividend that was distributed on December 17, 1996 to stockholders of record as of November 26, 1996. Common stock accounts, income (loss) per share and weighted average number of share amounts from prior periods have been restated to reflect the stock split.

    New Accounting Standards

    In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, both of which are effective for fiscal periods beginning after December 15, 1997. The Company believes the statements, which will be adopted in fiscal 1999, will not have a material effect on its financial statements.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 2 -- ACCOUNTS RECEIVABLE

    The following tabulation shows the component elements of accounts receivable from long-term contracts at July 31:

                                                       1997         1998
                                                     -------        -------
                                                         (IN THOUSANDS)
U.S. Government:
  Amounts billed ............................        $ 2,108        $ 7,248
  Amounts unbilled ..........................          1,326          3,024
  Retainage due upon completion of contracts             287             --

Commercial customers:
  Amounts billed ............................          2,693            905
  Amounts unbilled ..........................          2,681          1,546
  Retainage due upon completion  of contracts            126             --
                                                     -------        -------

                                                     $ 9,221        $12,723
                                                     =======        =======

    The balances billed but not paid by customers pursuant to retainage provisions under long-term contracts will be due upon completion of the contracts and acceptance by the customers. Substantially all unbilled receivables at July 31, 1998 are expected to become due and payable within the next year.

NOTE 3 -- CREDIT AGREEMENT

    The Company has an unsecured two-year bank line of credit agreement dated March 1998, under which the Company may borrow up to $20 million at the bank's prime rate, or at LIBOR plus 1.75%. At July 31, 1998, there were no outstanding borrowings under the line. The line of credit agreement provides that neither the Company nor any of its subsidiaries may, directly or indirectly, make any distributions of cash dividends.

NOTE 4 -- STOCK ACTIVITY AND STOCK PLANS

    Follow-on Public Stock Offering

    In November 1997, the Company issued 1,500,000 shares of its common stock in a follow-on public offering at $34.00 per share. Proceeds to the Company (net of offering costs of $1.1 million and underwriters' commissions of $2.8 million) totaled approximately $47 million, and are intended for general corporate purposes, including working capital and capital expenditures, as well as acquisitions.

    Stock Option Plans

    In December 1995, the Company adopted the 1995 Stock Option Plan under which 500,000 shares of Common Stock were reserved for future grant. In January 1997 and January 1998, an additional 300,000 and 490,000 shares, respectively, were reserved for future issuance under the plan. This plan and the Company's Director Stock Option Plan provide for granting either Incentive Stock Options or Non-Qualified Stock Options to employees and non-employee members of the Company's Board of Directors, respectively. Options are also outstanding under an expired stock option plan. Options granted under these plans are for the purchase of Common Stock of the Company at not less than the stock's fair market value at the date of grant. Employee options are generally exercisable in cumulative annual installments of 20 - 30 percent, while options in the Director Option Plan are exercisable in full one year after date of grant. All options have terms of five to ten years.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- STOCK ACTIVITY AND STOCK PLANS (CONTINUED)

    The following table summarizes Company stock option activity for the three years ended July 31, 1998.


                                                    NUMBER       WEIGHTED AVERAGE
                                                  OF SHARES       EXERCISE PRICE
                                                  ---------       --------------
Balance at August 1, 1995 ...............           717,744           $ 4.84
  Granted ...............................           623,600           $ 4.31
  Exercised .............................           (37,684)          $ 4.13
  Expired or forfeited ..................          (107,634)          $ 5.05
                                                  ---------
Balance at July 31, 1996 ................         1,196,026           $ 4.57
  Granted ...............................           373,700           $15.95
  Exercised .............................          (406,656)          $ 4.61
  Expired or forfeited ..................          (108,390)          $ 4.42
                                                  ---------
Balance at July 31, 1997 ................         1,054,680           $ 8.60
  Granted ...............................           591,500           $25.23
  Exercised .............................          (324,825)          $ 5.49
  Expired or forfeited ..................           (56,200)          $18.57
                                                  ---------
Outstanding at July 31, 1998 ............         1,265,155           $16.73
                                                  =========
Available for future grant under the 1995
  Stock Option Plan .....................            35,460
                                                  =========

Available for future grant under the
  Director Option Plan ..................            85,074
                                                  =========


    The following table summarizes information concerning outstanding and exercisable Company stock options at July 31, 1998.

                                                                            WEIGHTED
                                                          WEIGHTED          AVERAGE                        WEIGHTED
                                                           AVERAGE         REMAINING                        AVERAGE
                  RANGE OF EXERCISE       OPTIONS         EXERCISE        CONTRACTUAL        OPTIONS       EXERCISE
                       PRICES           OUTSTANDING         PRICE            LIFE          EXERCISABLE       PRICE
                  -----------------     -----------       --------        -----------      -----------     ---------
                   $  3.56 -  5.00           307,659        $ 4.04        4.4 years           150,825        $ 4.17
                   $  5.12 -  7.25           125,696        $ 6.72        2.7 years            61,082        $ 6.41
                   $ 11.00 - 20.63           259,300        $17.90        4.9 years            69,810        $19.14
                   $ 21.75 - 24.75           279,000        $23.63        9.7 years                --        $   --
                   $ 25.88 - 28.88           293,500        $26.71        9.2 years             1,250        $27.50
                                        ------------                                         --------
                                           1,265,155                                          282,967
                                        ============                                         ========

    In addition, the Company has established separate stock option plans for four of its principal operating subsidiaries. Options to purchase shares of subsidiary stock were granted primarily during fiscal 1997. Options outstanding at July 31, 1998 total from 8% to 15% of such various subsidiaries' outstanding common stock.

    The Company has adopted the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. In accordance with the provisions of Statement No. 123, the Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans, and accordingly, no compensation expense has been recognized for stock options granted in 1996, 1997 or 1998. If the Company had elected to recognize compensation cost based on the fair value method prescribed by Statement No. 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro-forma amounts indicated below:

                                                                   YEAR ENDED JULY 31,
                                                     -------------------------------------------------
                                                           1996             1997             1998
                                                     ---------------  ---------------  ---------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                           Net income (loss)
                             As reported............     $(15,176)        $ 4,024          $   (769)
                             Pro forma..............      (15,305)          3,405            (4,102)

                           Net income (loss) per share
                             As reported............     $  (2.76)        $  0.60          $  (0.10)
                             Pro forma..............        (2.78)           0.51             (0.53)


                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 4 -- STOCK ACTIVITY AND STOCK PLANS (CONTINUED)

    The impact of outstanding non-vested stock options granted prior to 1996 has been excluded from the pro forma calculations; accordingly, the 1996, 1997 and 1998 pro forma adjustments are not indicative of future period pro forma adjustments when the calculation will reflect all applicable stock options. The fair value of Company options at the date of grant was estimated using the Black-Scholes option-pricing model with assumptions as follows: 1998 - risk-free interest rate of 5.5%; dividend yield of 0%; volatility factor of 54%; and a weighted-average expected term of 4 years; 1996 and 1997 - risk-free interest rate of 6.0%; dividend yield of 0%; volatility factor of 52%; and a weighted-average expected term of 3 years. The fair value of subsidiary options at the date of grant was estimated using the Minimum Value option-pricing model, which is similar to the Black-Scholes model except that it excludes the factor for volatility since there is no public market for the subsidiary shares. The estimated weighted average fair value at grant date for Company options granted during 1996, 1997 and 1998 was $1.74, $7.33 and $12.09 per option, respectively.

    Stock Purchase Plans

    In December 1994, the Company established the 1994 Employee Stock Purchase Plan and a Director Stock Purchase Plan. The employee plan permits substantially all employees to purchase Common Stock through payroll deductions at 85% of the lower of the trading price of the Stock at the beginning or at the end of each six-month offering period. The director plan permits non-employee directors to purchase common stock at 100% of the trading price of the Stock on the date a request for purchase is received. In fiscal years 1997 and 1998, 39,129 and 40,795 shares were issued under the two plans for an aggregate of $442,000 and $759,000, respectively. At July 31, 1998, 298,540 shares are reserved for future issuance under these plans.

    Stock Repurchase Program

    In January 1998, the Company adopted a common stock repurchase program whereby up to 600,000 shares of common stock could be repurchased during a two-year period. In fiscal year 1998, 162,000 shares were repurchased at an aggregate cost of approximately $4.0 million.

    Stockholder Rights Plan

    In 1989, the Company adopted a Stockholder Rights Plan, and subsequently distributed one nonvoting Common Stock purchase right ("Right") for each outstanding share of Common Stock. The Rights are not exercisable and will not trade separately from the Common Stock unless a person or group acquires, or makes a tender offer for, 20% or more of the Company's Common Stock. Initially, each Right entitles the registered holder to purchase one-half of a share of Company Common Stock at a price of $16.25 per one-half share, subject to certain anti-dilution adjustments. The Rights expire on June 20, 1999.

    If the Rights become exercisable and certain conditions are met, then each Right not owned by the acquiring person or group will entitle its holder to receive, upon exercise, Company Common Stock having a market value of four times the exercise price of the Right. These provisions will not apply if a majority of the Board of Directors determines that the acquisition or other business combination is in the best interest of the stockholders. In addition, the Company may redeem the Rights at a price of $0.01 per Right, subject to certain restrictions.

    Deferred Compensation

    In 1996 and 1997, an executive officer of the Company was granted shares of the Company's Common Stock subject to certain restrictions. The shares granted vest ratably over a four year period, and at the grant dates, the shares had a fair value of approximately $645,000 and $190,000, respectively. Those values, net of accumulated amortization, are shown as deferred compensation in the Consolidated Balance Sheet and Consolidated Statement of Stockholders' Equity. The deferred compensation is being amortized to expense over the four year vesting periods, and such amortization totaled $40,000, $173,000 and $209,000 in fiscal 1996, 1997 and 1998, respectively.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 5 -- INCOME TAXES

    Income taxes are as follows for the years ended July 31:

                                      1996       1997       1998
                                     ------     ------     ------
                                           (IN THOUSANDS)
Federal:
  Current.......................     $  128      $  --      $  --
  Deferred......................        814         --         --
                                     ------     ------     ------
                                        942         --         --
State and foreign:
  Current.......................         44         --        200
  Deferred......................        310         --         26
                                     ------     ------     ------
                                        354         --        226
                                     ------     ------     ------
                                     $1,296     $   --     $  226
                                     ======     ======     ======

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary components of the Company's deferred tax assets and liabilities are as follows at July 31:

                                                              1997         1998
                                                             ------       ------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Uniform capitalization, contract and inventory-related
      reserves..........................................     $1,465       $1,527
  Environmental and restructure reserves................      1,195        1,430
  Asset write-downs under FASB Statement No. 121........        943        1,112
  Acquired in-process R&D...............................         --          959
  Accrued vacation......................................        594          733
  Allowance for doubtful accounts.......................        321          371
  Other.................................................        313          373
  NOL carryforwards.....................................      1,800        1,300
  Valuation allowance...................................     (5,814)      (6,735)
                                                             ------       ------
          Total deferred tax assets.....................        817        1,070
                                                             ------       ------
Deferred tax liabilities:
  Tax over book depreciation............................        656          686
  R&D expense tax over book.............................         --          223
                                                             ------       ------
          Total deferred tax liabilities................        656          909
                                                             ------       ------
          Net deferred tax assets.......................     $  161       $  161
                                                             ======       ======

    As the Company cannot carry losses back to prior years, and had a loss in the current year, a valuation allowance is provided on the net operating loss carryforwards and net deferred income tax assets of the Company. The valuation allowance at July 31, 1998 includes approximately $2,000,000 relating to employee stock option and stock purchase plan activity, which upon realization will result in a credit to additional paid-in capital. Income tax expense in fiscal year 1996 was to provide for a valuation allowance on beginning of year net deferred tax assets, and to provide for income tax expense at the PurePulse Technologies subsidiary, which filed a separate tax return for that year. Income tax expense in fiscal year 1998 was primarily due to foreign taxes on the profits of the Company's newly acquired United Kingdom subsidiary.

    As of July 31, 1998, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $3,000,000 and $3,500,000, respectively. The federal loss carryforward expires in fiscal year 2011, while the state loss carryforwards expire in fiscal years 1999 through 2001.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- INCOME TAXES (CONTINUED)

    The provisions for income taxes in the accompanying statements of operations differ from the tax provision calculated by applying the statutory income tax rate of 35% to income (loss) before income taxes and minority interest. The primary components of such difference are as follows for the years ended
July 31:

                                                                                    1996            1997           1998
                                                                                  -------         -------         -------
                                                                                                 (IN THOUSANDS)
Tax at federal statutory rate ............................................        $(3,941)        $ 1,427         $  (162)
State taxes, net of federal benefit ......................................           (674)            246              58
Effect of foreign subsidiary .............................................             --              --             (47)
Impact of asset basis difference in acquisitions .........................             --              --           1,237
Utilization of net operating loss carryforwards ..........................             --            (700)           (500)
Amortization of minority interest ........................................           (129)             --              --
Valuation allowance and other items ......................................          6,040            (973)           (360)
                                                                                  -------         -------         -------
                                                                                  $ 1,296         $    --         $   226
                                                                                  =======         =======         =======

NOTE 6 -- LEASES

    Rental expense amounted to $1,992,000, $1,831,000 and $3,303,000 in fiscal 1996, 1997 and 1998, respectively, and was incurred primarily for facility rental. Future minimum rental commitments as of July 31, 1998, are as follows (in thousands):

1999..........................................................   $  4,799
2000..........................................................      4,377
2001..........................................................      4,158
2002..........................................................      3,583
2003..........................................................      2,973
Thereafter....................................................      7,583
                                                                 --------
                                                                 $ 27,473
                                                                 ========

    Certain leases include renewal options for periods ranging from one to twenty-five years and are subject to rental adjustment based on consumer price indices. Substantially all leases provide that the Company pay for property taxes, insurance, and repairs and maintenance.

    The Company also subleases certain of its leased facilities under non-cancellable subleases ranging from one to five years. Future amounts due to the Company under such subleases for the next five years are as follows: 1999 - $371,000; 2000 - $392,000; 2001 - $404,000; 2002 - $168,000; 2003 - None.

NOTE 7 -- EMPLOYEE BENEFIT PLAN

    Substantially all employees are eligible to elect coverage under a contributory employee savings plan which provides for Company matching contributions based on one-half of employee contributions up to certain plan limits. The Company's matching contributions under this plan totaled $541,000, $592,000 and $749,000 in fiscal 1996, 1997 and 1998, respectively.

NOTE 8 -- BUSINESS COMBINATIONS

    In January 1998, the Company acquired Tekna Seal, Inc., a privately-held manufacturer of glass-to-metal seals for a variety of industrial applications, in a stock-for-stock exchange accounted for as a pooling of interests. Under the terms of the agreement, Maxwell purchased all of the outstanding stock of Tekna Seal for an aggregate of 154,000 shares of Maxwell common stock with a fair market value of approximately $4 million. The Company incurred direct transaction costs of approximately $85,000, which were charged to operations during the quarter ended January 31, 1998. The historical results of operations for Tekna Seal are not material in relation to those of Maxwell and financial information for prior periods has not been restated to reflect the merger. Retained earnings as of November 1, 1997, was restated to reflect Tekna Seal's accumulated earnings of approximately $1.3 million as of such date.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

     In March 1998, the Company acquired Phoenix Power Systems, Inc. ("Phoenix Power"), a privately-held company with leading products for power electronics and power conditioning applications in the telecommunications, broadcasting, semiconductor manufacturing, medical, and biotechnology markets. Under the terms of the agreement, Maxwell purchased all of the outstanding stock of Phoenix Power for approximately $4 million ($1.3 million in cash and 100,679 shares of Maxwell common stock valued at approximately $2.7 million). Direct acquisition costs were approximately $95,000. The purchase price was allocated to the estimated fair values of the net tangible and intangible assets acquired, approximately $3 million of which was charged to acquired in-process R&D in the three months ended April 30, 1998. The value assigned to other intangible assets is $1.6 million, and is being amortized on a straight-line basis over the estimated economic lives. The aggregate purchase price of Phoenix Power could increase to as much as $13 million dependent upon the financial performance of Phoenix Power over the next two years.

    Also in March 1998, the Company acquired Tri-MAP International, Ltd. ("Tri-MAP"), a privately-held, United Kingdom-based manufacturer of industrial-grade PC-compatible computer systems. Tri-MAP was acquired in a stock-for-stock exchange accounted for as a pooling of interests for an aggregate of 290,000 shares of Maxwell common stock valued at approximately $7.0 million. The Company incurred direct transaction costs of approximately $625,000, which were charged to operations during the quarter ended April 30, 1998. The historical results of operations for Tri-MAP were not material in relation to those of Maxwell and financial information for prior periods has not been restated to reflect the merger. Retained earnings as of February 1, 1998 was restated to reflect Tri-MAP's accumulated deficit of approximately $660,000 as of such date.

     In April 1998, the Company acquired the majority of the assets of the Electromagnetic Systems Group of Primex Physics International Company ("Physics International"), for cash of $10 million, assumption of certain liabilities and direct acquisition costs of $175,000. Physics International specializes in high-energy pulsed power technology, primarily performing research and development for the U.S. government. The acquired assets consisted primarily of intangible assets and intellectual property, fixed assets, existing customer contracts and accounts receivable. The liabilities assumed consisted primarily of the majority of Physics International's current liabilities, and obligations under acquired customer contracts. The purchase price was allocated to the estimated fair values of the net assets acquired, of which approximately $2.5 million was charged to acquired in-process R&D during the quarter ended April 30, 1998. The value assigned to the other intangible assets is $3.7 million, and is being amortized on a straight-line basis over the estimated economic lives.

    Pro forma results of operations, as if the Physics International acquisition had occurred at the beginning of fiscal years 1997 and 1998, are as follows (after eliminating all significant intercompany transactions and excluding the charge for acquired in-process R&D):

                                             PHYSICS
                                MAXWELL    INTERNATIONAL   COMBINED
                               ---------   -------------   --------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended July 31, 1997:
  Sales....................     $101,411     $ 16,383       $117,794
  Net income (loss)........        4,024       (1,574)         2,450
  Basic income per share...     $   0.68           --        $  0.41
  Diluted income per share.     $   0.60           --        $  0.37

Year ended July 31, 1998:
  Sales....................     $125,308     $ 11,267       $136,575
  Net income...............        1,681       (1,240)           441
  Basic income per share...     $   0.22           --       $   0.06
  Diluted income per share.     $   0.20           --       $   0.05

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 8 -- BUSINESS COMBINATIONS (CONTINUED)

    Shares used in computing pro forma basic and diluted income per share are 5,949,000 and 6,644,000 in fiscal 1997, and 7,677,000 and 8,356,000 in fiscal
1998.

    The pro forma information is presented as an illustration only and does not necessarily indicate the operating results that would have occurred had the acquisition been completed as of the beginning of the years indicated, nor does it necessarily indicate future operating results. Pro forma results for Phoenix Power are not presented as the acquisition was not material to the Company.

NOTE 9 -- LOSSES, RESTRUCTURING AND OTHER SPECIAL CHARGES

     Primarily due to the acquisition of three businesses during the quarter, the Company recorded an $8.9 million pre-tax charge in the third quarter of fiscal 1998. Approximately $6.3 million of the charge related to the acquisitions, including transaction costs for business combinations accounted for as a pooling of interests and the appraised amount of acquired in-process research and development for the two purchase business combinations. Also during the fiscal 1998 third quarter, the Company reorganized the operations within the Information Products and Services business segment, including a refocusing of certain operations along the lines of other business segments and the discontinuation of certain businesses. Charges related to this discontinued business segment amounted to $2.6 million, of which approximately $1.3 million remained to be paid as of July 31, 1998. The majority of the remaining charge is expected to be incurred by the end of the second quarter of fiscal 1999.

    In fiscal 1996, the Company recorded $14.4 million of pre-tax charges. Of this amount, $9.5 million was recorded during the first two quarters, and included asset write-downs due to the adoption of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, an increase in the valuation allowance against the Company's net deferred income tax assets, the cost, primarily in the form of inventory reserves, of re-positioning the Sierra Capacitor/Filter operation to focus on a new commercial business area, and other operational reserves primarily associated with fixed-price contracts and inventory. An additional $4.9 million charge was recorded in the third quarter primarily for costs associated with management changes and a restructuring of the Company's business units.

NOTE 10 -- ENVIRONMENTAL MATTER

    In 1992, the Company and approximately 40 other potentially responsible parties signed a consent order with the State of California with respect to costs to be incurred at a recycling facility to characterize and remediate hazardous substances. To date, the site has been characterized, and the Company and the other potentially responsible parties have paid substantially all of their respective shares of the costs of such characterization. The estimated cost of monitoring and remediation activities, of which the Company's share is currently estimated at approximately 3.3%, totals approximately $23 million. Approximately $21 million of this amount will consist of maintenance, monitoring and related costs to be incurred over a 25-30 year period. The Company has accrued its share of such estimated costs; on the basis of amounts accrued by the Company, it is management's opinion that any additional liability resulting from this situation will not have a material effect on the Company's consolidated financial statements.

NOTE 11 -- BUSINESS SEGMENTS

    For purposes of analyzing and understanding the financial statements, the Company's operations have been classified into the following business segments:

        Power Conversion Products: Includes design, development and manufacture of electrical components, systems and subsystems, including products that capitalize on pulsed power such as ultracapacitors, microbial purification systems, high voltage capacitors and other electrical components, power supplies and power conditioning systems and eltromagnetic interface filter capacitors.

        Industrial Computers and Subsystems: Includes design and manufacture of standard, custom and semi-custom industrial computer modules, platforms and fully integrated systems primarily for OEMs.

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 11 -- BUSINESS SEGMENTS (CONTINUED)

        Technology Programs and Systems: Includes research and development programs in pulsed power, pulsed power systems design and construction, weapons effects simulation and computer-based analytic services, primarily for the Department of Defense.

        Information Products and Services: Includes design, development and integration of software products and services including job cost accounting and management information systems and other software products including applications for the Internet, as well as wide-area and local-area network and software integration services.

         In fiscal 1998, the Company reorganized the operations within the Information Products and Services business segment, including a refocusing of certain operations along the lines of other business segments and the discontinuation of certain businesses. Effective as of the beginning of the fiscal third quarter, the Company no longer operates or reports in the Information Products and Services business segment.

         Business segment financial data, including partial-year results for fiscal 1998 for the Information Products and Services segment prior to it discontinuance, for the three years ended July 31 is as follows:

                                                                         1996               1997             1998
                                                                       ---------         ---------         ---------
                                                                                        (IN THOUSANDS)
Sales:
  Power Conversion Products ...................................        $  16,448         $  27,039         $  39,312
  Industrial Computers and Subsystems .........................           26,131            34,259            40,864
  Technology Programs and Systems .............................           30,198            31,087            40,466
  Information Products and Services ...........................            8,134             9,026             4,666
                                                                       ---------         ---------         ---------
          Consolidated total ..................................        $  80,911         $ 101,411         $ 125,308
                                                                       =========         =========         =========

Operating profit (loss):
  Power Conversion Products ...................................        $    (752)        $   2,482         $   4,358
  Industrial Computers and Subsystems .........................            1,078             2,417             3,149
  Technology Programs and Systems .............................            2,131             1,804            (1,383)
  Information Products and Services ...........................           (3,680)           (2,886)             (488)
                                                                       ---------         ---------         ---------
          Total operating profit (loss) .......................           (1,223)            3,817             5,636
  Corporate expenses and revenues .............................           (9,709)              434            (5,885)
  Interest expense ............................................             (329)             (173)             (214)
                                                                       ---------         ---------         ---------
          Income (loss) before income taxes,
            minority interest and cumulative
            effect of change in accounting
            principle .........................................        $ (11,261)        $   4,078         $    (463)
                                                                       =========         =========         =========
Identifiable assets:
  Power Conversion Products ...................................        $  11,253         $  12,299         $  27,690
  Industrial Computers and Subsystems .........................            9,166            12,167            19,180
  Technology Programs and Systems .............................            7,586             8,298            31,531
  Information Products and Services ...........................            3,136             5,920                --
  Corporate ...................................................            9,583             8,436            26,664
                                                                       ---------         ---------         ---------
          Consolidated total ..................................        $  40,724         $  47,120         $ 105,065
                                                                       =========         =========         =========

Depreciation and amortization:
  Power Conversion Products ...................................        $     763         $     887         $   1,182
  Industrial Computers and Subsystems .........................              316               469               667
  Technology Programs and Systems .............................              994               647             1,413
  Information Products and Services ...........................              162               258               157
  Corporate ...................................................              272               326               326
                                                                       ---------         ---------         ---------
          Consolidated total ..................................        $   2,507         $   2,587         $   3,745
                                                                       =========         =========         =========

Capital expenditures:
  Power Conversion Products ...................................        $     670         $   1,768         $   3,520
  Industrial Computers and Subsystems .........................              529               992               810
  Technology Programs and Systems .............................              240               424             1,581
  Information Products and Services ...........................              482             1,231               166
  Corporate ...................................................               55               310               949
                                                                       ---------         ---------         ---------
          Consolidated total ..................................        $   1,976         $   4,725         $   7,026
                                                                       =========         =========         =========

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

    Intersegment sales are insignificant. Operating profit (loss) is sales less cost of sales and operating expenses, excluding interest expense and corporate expenses and revenues. Corporate expenses fiscal 1998 charges for acquired in-process R&D, and in fiscal 1996 include certain restructuring costs and asset write-downs relating to the adoption of FASB Statement No. 121. Identifiable assets by segment include the assets directly identified with those segments. Corporate assets consist primarily of cash and cash equivalents, facilities and land, and, as of July 31, 1997, the telecommunications, centralized computers and networking equipment of the Company, as well as the assets of the Corporate information systems function.

    Sales under United States government contracts and subcontracts are primarily in the Technology Programs and Systems business segment, and aggregated $32,622,000 and $33,526,000, and $40,332,000 in fiscal 1996, 1997, and 1998, respectively. The portion of such sales to the United States Air Force amounted to 14% and 10% of Company sales fiscal years 1997 and 1998, respectively. A customer of the Industrial Computers and Subsystems business segment represented 12% of sales of the Company in fiscal 1997.

    International sales amounted to $7,555,000, $12,609,000 and $19,558,000 in fiscal 1996, 1997, and 1998, respectively, principally to countries in Europe and the Pacific Rim.

NOTE 12 -- FINANCIAL STATEMENT DETAILS

    Inventories are classified as follows at July 31:

                                                               1997        1998
                                                             -------     -------
                                                                (IN THOUSANDS)
Finished goods.........................................      $ 1,793     $ 1,019
Work in process........................................          882       2,254
Raw materials and purchased parts......................        6,047      12,550
                                                             -------     -------
                                                             $ 8,722     $15,823
                                                             =======     =======

    Property, plant and equipment consist of the following at July 31:

                                                               1997        1998
                                                             -------     -------
                                                                (IN THOUSANDS)
Land and land improvements.............................      $ 3,470     $ 3,470
Buildings and building improvements....................        7,581       8,442
Machinery and equipment................................       25,939      29,946
Office furniture and equipment.........................        7,861      11,109
Leasehold improvements.................................        3,462       5,292
                                                             -------     -------
                                                              48,313      58,259
Less allowances for depreciation and
   amortization........................................       32,113      36,137
                                                             -------     -------
                                                              16,200      22,122
Construction in progress...............................          729       1,154
                                                             -------     -------
                                                             $16,929     $23,276
                                                             =======     =======

    Goodwill and other non-current assets consist of the following at July 31:

                                                               1997       1998
                                                             -------    --------
                                                                (IN THOUSANDS)
Goodwill and other acquired intangible assets, net of
      accumulated amortization.........................      $    --    $  5,280
Deposits and other.....................................          667       1,223
                                                             -------    --------
                                                             $   667    $  6,503
                                                             =======    ========

                   MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 12 -- FINANCIAL STATEMENT DETAILS (CONTINUED)

    Accounts payable consist of the following at July 31:

                                                               1997        1998
                                                             -------     -------
                                                               (IN THOUSANDS)
Accounts payable and accrued expenses..................      $10,516     $18,853
Environmental reserves.................................        1,252       1,152
Customer advances......................................        1,872         675
                                                             -------     -------
                                                             $13,640     $20,680
                                                             =======     =======

    Included in Other-net in fiscal 1996 is the amortization into income over a three-year period of amounts contributed by minority stockholders upon the organization of the Company's PurePulse Technologies, Inc. subsidiary over such stockholders' proportionate share of PurePulse Technologies' equity. These amounts were fully amortized at the end of the third quarter of fiscal 1996, and amounted to $379,000 in that year. Also included in Other-net is interest income of $128,000, $147,000 and $1,545,000 in fiscal 1996, 1997 and 1998, respectively. The increase in interest income in fiscal 1998 is due to the investment of net cash proceeds from the Company's follow-on public stock offering completed in November 1997.

    Financial instruments which subject the Company to potential concentrations of credit risk consist principally of investments in cash equivalents and accounts receivable. The Company invests its excess cash with major corporate and financial institutions and in United States government backed securities. The Company has established guidelines relative to diversification and maturities to maintain safety and liquidity, and has not experienced any losses on these investments. The Company's accounts receivable result from contracts with the United States government, as well as contract and product sales to non-government customers in various industries. The Company performs ongoing credit evaluations of selected non-government customers and generally requires no collateral.

    Supplemental disclosure of cash flow information consists of the following for the three years ended July 31:

                                                   1996      1997      1998
                                                 -------   -------   -------
                                                         (IN THOUSANDS)
Cash paid (refunded) for:
  Interest ...............................        $ 329     $ 173      $ 214
  Income taxes ...........................        $ 152     $(831)     $  45
Non-cash activities:
  Issuance of Common Stock in connection
     with Deferred compensation agreement         $ 645     $ 190      $  --



PROXY



                           MAXWELL TECHNOLOGIES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of MAXWELL TECHNOLOGIES, INC. hereby appoints Kenneth F. Potashner and Donald M. Roberts and each of them with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 1998 Annual Meeting of Shareholders of MAXWELL TECHNOLOGIES, INC. to be held on January 27, 1999, at 10:00 A.M., local time, at the Coronado Marriott, 2000 Second Street, Coronado, California and at any adjournment(s) thereof, with all power, including voting rights, which the undersigned would possess if personally present at said meeting on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR PROPOSALS (2) AND (3).

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned hereby acknowledges receipt of the Notice of the 1998 Annual Meeting of Shareholders and accompanying Proxy Statement dated December ____, 1998.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                              FOLD AND DETACH HERE

                                                       Please mark
                                                     your votes as   /x/
                                                      indicated in
                                                     this example.



                                                             FOR                      WITHHOLD
                                                        all nominees                 AUTHORITY
                                                       listed (except               to vote for
                                                        as withheld)               nominees listed
(1) Election of Two Directors of the                         / /                        / /
    Company of Class III to serve until
    the fiscal year 2001 Annual Meeting
    of Shareholders of Maxwell
    Technologies, Inc. and until their
    respective successors are duly
    elected and qualified.

    Karl M. Samuelian and Carlton J. Eibl

WITHHELD FOR: (To withhold authority to
vote for any individual nominee, write
that nominee's name in the space
provided below.)


                                                             FOR            AGAINST           ABSTAIN
(2) Approval of the Amendment to the                         / /              / /                / /
    Company's 1995 Stock Option Plan
    increasing the shares thereunder by
    700,000 shares.

                                                             FOR            AGAINST           ABSTAIN

(3) Approval of the Amendment to the                         / /              / /                / /
    Company's Director Stock Option Plan
    increasing initial options granted
    to a new director to 10,000 and
    annual grants to continuing
    directors to 3,000 shares.

(4) In their discretion, upon all
    matters as may properly come before
    the meeting or any adjournment or
    adjournments thereof.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.



Signature(s)___________________________________________Dated__________________

IMPORTANT: In signing this Proxy, please sign your name or names in the same way as shown above. When signing as a fiduciary, please give your full title. If shares are registered in the names of two or more persons, each should sign.

                              FOLD AND DETACH HERE